    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1997


                                                      REGISTRATION NO. 333-25673

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                                AMENDMENT NO. 1
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              NICHI CAPITAL, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


                 NEW YORK                                      6299                                     11-3334472
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)



            150 NASSAU STREET, 10TH FLOOR, NEW YORK, NEW YORK 10038
                                 (800) 490-6074
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


            150 NASSAU STREET, 10TH FLOOR, NEW YORK, NEW YORK 10038
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                            ------------------------


                        OLAWANDE A. AGUNLOYE, PRESIDENT
                              NICHI CAPITAL, LTD.
            150 NASSAU STREET, 10TH FLOOR, NEW YORK, NEW YORK 10038
                                 (800) 490-6074
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------


                         COPY OF ALL COMMUNICATIONS TO:



                     ARLEN G. LOSELLE, ESQ.
                LOSELLE GREENAWALT KAPLAN & BLAIR                                        LEON B. LIPKIN, ESQ.
                      140 EAST 45TH STREET                                               140 EAST 45TH STREET
                      NEW YORK, N.Y. 10017                                               NEW YORK, N.Y. 10017
                         (212) 986-6850                                                     (212) 986-6850


                            ------------------------


     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.



     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                      PROPOSED
                                                                                      MAXIMUM            PROPOSED
                                                                                      OFFERING            MAXIMUM       AMOUNT OF
                                                                 DOLLAR AMOUNT         PRICE             AGGREGATE     REGISTRATION
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         TO BE REGISTERED    PER SHARE(1)   OFFERING PRICE(1)(2)  FEE(3)
Common Stock(1)..............................................   1,800,000 Shares       $ 5.00            $ 9,000,000       $2,727




(1) Estimated solely for the purpose of calculating the registration fee.



(2) The total minimum aggregate offering price is $3,000,000. All proceeds of this offering shall be placed in an escrow account to be managed by Citibank, NA until the minimum aggregate offering price has been received by the Registrant in accordance with the provision of Rule 15c 2-4 under the Securities Exchange Act of 1934. The maximum offering price is $9,000,000. This offering is on a best efforts basis and shall be withdrawn if the minimum offering price of $3,000,000 is not received by the Company.



(3) Calculated pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price. This fee has been paid by the Registrant.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                              NICHI CAPITAL, LTD.
                             CROSS REFERENCE SHEET

PART 1.


                     FORM SB-2 ITEM NUMBER AND HEADING                        CAPTION AND LOCATION IN PROSPECTUS
---------------------------------------------------------------------------  ------------------------------------

  1.  Front of Registration Statement and Outside Front Cover of
        Prospectus.........................................................  Front of Registration Statement and
                                                                               Outside Front Cover of Prospectus
  2.  Inside Front and Outside Back Cover Pages of Prospectus..............  Inside Front and Outside Back Cover
                                                                               Pages of Prospectus
  3.  Summary Information and Risk Factors.................................  Prospectus Summary and Risk Factors
  4.  Use of Proceeds......................................................  Use of Proceeds
  5.  Determination of Offering Price......................................  Plan of Distribution
  6.  Dilution.............................................................  Dilution
  7.  Plan of Distribution.................................................  Plan of Distribution
  8.  Legal Proceedings....................................................  Business -- Legal Proceedings
  9.  Directors, Executive Officers, Promoters and Control Persons.........  Management
 10.  Security Ownership of Certain Beneficial Owners and Management.......  Principal Shareholders
 11.  Description of Securities............................................  Description of Securities
 12.  Interest of Named Experts and Counsel................................  Legal Matters; Experts
 13.  Disclosure of Commission Position on Indemnification for Securities
        Act Liabilities....................................................  Management -- Limitations on
                                                                               Personal Liability of Directors
 14.  Organization within Last Five Years..................................  Business; Certain Transactions
 15.  Description of Business..............................................  Business
 16.  Management's Discussion and Analysis or Plan of Operation............  Management's Discussion and Analysis
                                                                               of Financial Condition and Results
                                                                               of Operations
 17.  Description Of Property..............................................  Business -- Properties
 18.  Certain Relationships and Related Transactions.......................  Certain Transactions
 19.  Market for Common Equity and Related Stockholder Matters.............  Description of Securities; Shares
                                                                               Eligible for Future Sale
 20.  Executive Compensation...............................................  Executive Compensation
 21.  Financial Statements.................................................  Financial Statements
 22.  Changes In and Disagreements with Accountants on Accounting and
        Financial Disclosure...............................................  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997


PROSPECTUS


                              NICHI CAPITAL, LTD.
                        1,800,000 SHARES OF COMMON STOCK


                         -----------------------------

     All of the 1,800,000 shares of Common Stock, par value $.01 per share (the 'Common Stock'), offered hereby are being offered by Nichi Capital, Ltd. (the 'Company' or 'Nichi'). It is currently anticipated that the initial public offering price per share will be $5.00. See 'Plan of Distribution' for information relating to the factors considered in determining the initial public offering price.



     Prior to this offering, there has been no public market for the Common Stock. The Company has applied to have the Common Stock quoted on the Niphix System under the trading symbol 'Nichi.' See Plan of Distribution.



     This offering is on a best efforts basis and with respect to the minimum offering price on a best efforts all or none basis. All funds received by the Company shall be placed in an escrow account with Citibank, NA for 180 days or until at least $3,000,000, the minimum offering price, has been received by the Company. If the minimum offering price is not received within 180 days from the date hereof, this Offering will terminate and all funds will be returned promptly to the subscribers by the escrow agent without deduction or interest. The maximum offering price is $9,000,000 but the Company may receive less than the maximum offering price. During the 180 day selling period potential purchaser will not have the opportunity to have their funds returned. See 'Plan of Distribution.'



                            ------------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE 'RISK FACTORS' BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                                                               PROPOSED MAXIMUM    UNDERWRITING
                                                                OFFERING PRICE     DISCOUNTS AND     PROCEEDS TO
                                                                  TO PUBLIC        COMMISSION(1)    COMPANY(2)(3)

Per Share...................................................      $     5.00        $   --           $      5.00
Totals(3)...................................................      $9,000,000        $   --           $ 9,000,000






(1) There will be no Underwriting Discounts or Commissions.



(2) The total minimum aggregate offering price is $3,000,000. All proceeds of this offering shall be placed in an escrow account to be managed by Citibank, NA until the minimum aggregate offering price has been received by the Registrant in accordance with the provisions of Rule 15c 2-4 under the Securities Exchange Act of 1934. The maximum offering price is $9,000,000. This offering is on a best efforts basis and shall be withdrawn if the minimum offering price of $3,000,000 is not received by the Company.


                            ------------------------

     The shares of Common Stock are being offered by the Company on a best efforts basis, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of certificates for the shares of Common Stock will be made against payment therefor at the offices of Citibank, NA at 111 Wall Street, Branch #003, New York, New York 10005.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements of the Company, after the end of each fiscal year, and make available such other periodic reports as the Company may deem appropriate or as may be required by law.

                            ------------------------

                                            , 1997

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The term 'the Company' refers to Nichi Capital, Ltd. The Company is a development stage company.


                                  THE COMPANY


     The Company was formed in New York in April 1996. Effective April 2, 1997, the Company acquired all of the assets, goodwill and liabilities of the internet financial and world wide web investment services business of Wise Choice Discount Brokerage, Inc., ('Wise Choice'), in exchange for 3,795,302 shares of common stock which were distributed to the shareholders of Wise Choice. Wise Choice is owned and controlled by Mr. Olawande Agunloye, the Company's Chief Executive Officer. As explained in Note 1 to the Financial Statements, the financial statements of the Company reflect historical amounts at which the assets and liabilities are shown and the historical operations of the transferred business from it's inception on February 16, 1995. Except as the context otherwise requires, the term 'Company' refers to both Nichi Capital, Ltd and the acquired business. The Company's principal executive office is located at 150 Nassau Street, Suite 1009-13, New York , New York 10038 and its telephone number at such location is (212) 566-4143. Information contained in the Company's Web site shall not be deemed a part of this Prospectus.



     The Company is in the development stage and to a significant extent the description of its business relate to activities in the planning stage. The Company develops and provides branded, comprehensive Web-based financial services that help users access and personalize the resources of the Internet. The Company's primary service Nichi Money, is a free service targeted at individual users which would among other things permit users to receive information on companies going public thereby setting itself apart from other free-to-use financial services.



     The Internet is a computer network linked by data lines on a worldwide basis. The Internet was established in 1969 by the U.S. Department of Defense. The Worldwide Web (the 'Web') is a part of the Internet. The Web is a multi-media, information storage and retrieval system; information is stored at many computer sites but is made available by virtue of the linked data line network. There are many access providers that offer access to the Internet through local phone service. Some providers, such as America OnLine not only provide access to the Internet but also provide its own informational content programs, such as cartoon networks for children and access programs for finding subject matter on the Internet.



     The Internet has grown rapidly since its commercialization in the early 1990's. Currently, the primary uses of the Internet are E-mail, file transfers, news, bulletin boards, advertising, shopping, and other online entertainment, business and library services. It is generally believed that the Internet will continue to attract significant numbers of new users in the years to come and many new programs.



     The Company believes that the Internet will significantly change the way research, advertising and entertainment are made available to the public. Access to the Internet can now be gained through television sets thus eliminating the need for personal computers.



     The Company's objective is to establish itself as a dominant, branded financial services provider on the Internet in order to reach the greatest audience. The Company seeks to build a high volume of traffic on its services to provide a preferred platform for content providers and advertisers to reach their target audiences. To achieve its objective, the Company intends to: enhance the attractiveness of its service to users through the addition of new features and functionality; develop and license innovative technologies which can differentiate its service and scale with the growth of the Internet; offer advertisers high impact, innovative advertising products; distribute its service widely through software companies, access providers and others; and form relationships with leading third party content providers.



     The Company believes that it is well positioned to take advantage of the growth of the Internet by serving the needs of advertisers. The Company believes that the creation of internet communities which match users needs with advertising specific to the needs, will result in a cost-effective method of advertising on the web. The Company believes that distributing and marketing its services widely is a key to successfully growing its audience. The Company has advertised on Websites including Microsoft Network, Webcrawler, Yahoo as well as through ad exchanges with Clubmaker Online. The Company has purchased key words such as Stock Quotes, Funds, Investing and Financial so that if a user of Yahoo's search engine types in the word 'stock quotes', its banner will appear at the beginning of the results page (the page where the results of a query is displayed). Once the user clicks on the banner, the user is immediately taken to the Company's website. Once at the Website the Company believes that users will register due to the free nature of the service.



     Apart from the search engines and websites listed above, Nichi Money will continue to broaden its channels of distribution through other websites.



     In addition the Company plans to execute brokerage transactions through Wise Choice.



     No assurance can be given that the Company will achieve the objectives stated above. See 'Risk Factors' beginning on Page 5.



     Insofar as the Company is a development stage enterprise it has sustained losses from its inception. The Company's independent accountants have expressed substantial doubt as to the Company's ability to continue as a going concern. See Note 1b. Financial Statement p. F-7.



     Effective August 11, 1997 the Company reverse stock split its common stock 1 share for each 2 shares held on this date. All references herein to share ownership and shares outstanding reflects this stock split and other stock splits declared in 1996. See Financial Statements footnote 6(a) p. F-9.


                                  THE OFFERING


     Common Stock offered by the Company on a best efforts basis: 600,000 shares (minimum best efforts all or none), 1,800,000 shares (maximum). Common Stock to be outstanding after the Offering: 4,395,302 (minimum), 5,595,302 (maximum).



                                                                               SELLING
                                                                             CONCESSIONS        PROCEEDS TO
                                                       PRICE TO PUBLIC    AND COMMISSIONS(1)    COMPANY(2)
                                                       ---------------    ------------------    -----------

Per Share...........................................     $      5.00          $                 $      5.00
Total Minimum.......................................     $ 3,000,000          $                 $ 3,000,000
Total Maximum.......................................     $ 9,000,000          $                 $ 9,000,000



------------



(1) There will be no Selling Concessions or Commissions.



(2) Before deducting expenses of this Offering estimated at $250,000.



                                USE OF PROCEEDS



     The net proceeds to the Company from the sale of the maximum number of Common Stock offered hereby, after deduction of Offering expenses will be approximately $8,750,000 assuming an initial public offering price of $5.00 per share. The Company intends to use the net proceeds for general corporate purposes, including working capital, expansion of its marketings activities, its staff and acquisition of additional computer equipment and funds necessary to establish its Financial Reporting Services program referred to in the following paragraph as 'EDGAR.' See 'Business.'



     In early 1993, the Securities and Exchange Commission ('SEC') began to mandate electronic filing through it's electronic data gathering, analysis, and retrieval system ('EDGAR'). This system is intended to benefit electronic filers, enhance the speed and efficiency of the SEC processing, and make corporate and financial information available to investors, the financial community and others in a matter of minutes. The Company is pursuing a contract to be issued by the SEC for EDGAR which will allow the Company to accept and redistribute EDGAR data for a fee which must be agreed upon by the SEC. The Company anticipates spending $1 million in 1997 and the first quarter of 1998 for capital expenditures in connection with this contract (if the offering is successful) and for the Company's business expansion. See 'Business.'



     Estimates of EDGAR related and certain other expenses payable out of the net proceeds of this offering are approximately $3,500,000.



     In the event the Company is only able to obtain net proceeds from the minimum offering price of $3,000,000 it will only be able to obtain an EDGAR data line and it will substantially curtail its other planned use of proceeds for the EDGAR project. Other plans for marketing, staffing and additional equipment will also be curtailed. The following columnar presentation shows the principal expenditures of net proceeds assuming the minimum and maximum offering price:


                     MINIMUM
--------------------------------------------------
EDGAR data feed.......................     150,000
Various exchange fees.................      60,000
Equipment to run services.............     500,000
Technical staff & equipment...........     200,000
Working capital.......................     600,000
Marketing expenses....................     750,000
Paying debt obligations...............     150,000
Director & officer liability
  insurance...........................      60,000
Consultants building ticker plant and
  setting up database for SEC EDGAR
  feed and software...................     130,000

                     MAXIMUM
--------------------------------------------------
Partner for EDGAR contract............   3,000,000
EDGAR data feed.......................     150,000
Various exchange fees for real-time
  data................................      60,000
Equipment to run various services.....     500,000
Technical staff to maintain
  equipment...........................     200,000
Working capital.......................   2,050,000
Marketing expenses....................     800,000
Paying debt obligations...............     150,000
Director and officer liability
  insurance...........................      60,000
Consultants building ticker plant and
  setting up database for SEC EDGAR
  feed and Software...................      30,000
Company's marketing staff.............     700,000



     The foregoing use of proceeds are estimates only and there may be significant variations in the uses of proceeds due to, among other things, changes in the Company's business or financial condition or economic circumstances. Accordingly, the Company reserves the right to reallocate among the foregoing uses upon any such change.



     The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations, including its proposed expansion, for approximately 12 months. However, there can be no assurance that events affecting the Company's operations will not result in the Company depleting its funds before that time. The Company may need to raise substantial additional funding through public or private financings, corporate collaborations or other sources. However, there can be no assurance that additional financings will be available through any of these sources or, if available, that such financing will be on acceptable terms. See 'Risk Factors -- Possible Need for Additional Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'



     Pending application of the net proceeds of the Offering, the Company will make temporary investments in certificates of deposit, money market accounts established by major commercial banks or financial institutions, United States government obligations or high-grade commercial paper.

                                  RISK FACTORS





     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors:


LIMITED OPERATING HISTORY; HISTORY OF LOSSES


     The Company has an extremely limited operating history, which makes it difficult to predict future operating results. The Company was incorporated in April 1996 and is the successor to a business organized in February 1995. It did not generate any revenues until September 1996 and has generated limited revenues since then to date. The Company has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of December 31, 1996, the Company had an accumulated deficit of $328,934, a deficiency in stockholders' equity of $93,050 and a working capital deficiency of $158,955. These conditions among others raise substantial doubt about the Company's ability to continue in business as a going concern. The report of the Company's Independent Public Accountant's is qualified by reference to such conditions. See 'Independent Accountant's Report.' The implementation of management's plan to establish the Company as a dominant, branded financial services provider on the Internet is dependent, among other things, on the success of this initial public offering.



     The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. In order to be successful, the Company must, among other things, continue to attract, retain and motivate qualified personnel, successfully implement its advertising program, continue to upgrade its technologies and commercialize products and services incorporating such technologies, respond to competitive developments and successfully expand its internal infrastructure.



     Messrs Olawande Agunloye and Abraham Tu, President and Secretary of Company have up until now had limited experience regarding the providing of internet financial services. Messrs Agunloye and Tu also devote as much or more of their time managing the business of Wise Choice. The Company currently does not have any other directors who are not officers of the Company. The Company does not have an audit committee nor does it have a compensation committee. See 'Management.'



     From inception through August, 1997, the Company's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of agreements with various exchanges for stock quote information. All costs were expensed as incurred during the development stage.



     As a result of the Company's extremely limited operating history as well as the very recent emergence of the market addressed by the Company, the Company has neither internal nor industry-based historical financial data for any significant period of time upon which to base planned operating expenses. The Company has incurred significant net losses to date. Substantially all of the Company's revenues have been generated from the subleasing of part of it's office space and subscriptions to real time data. The Company has sold no advertising space to date, therefore future sales and operating results are difficult to forecast. In addition, significant portions of the Company's revenues to date have been derived from it's subscriptions fees from it's customers, and the Company currently anticipates that future quarters may continue to reflect this trend. Therefore, the Company's inability to secure subscribers and advertising contracts or license agreements could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. The Company may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to the Company's expectations would have an immediate adverse impact on the Company's business, results of operations and financial condition. Moreover, the Company plans to significantly increase its operating expenses to fund greater levels of research and development, establish its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. To the extent that any expenses in 1997 to 1998 precede or are not subsequently and timely followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected.


DEPENDENCE ON STOCK EXCHANGES



     The Company's revenues in the near term will also be dependent to a material degree on the Company's relationship with the various stock exchanges. In 1996, the Company and the various stock exchanges entered into agreements, which provide that, the exchanges will provide Nichi Money with stock quotes, which Nichi Money will be able to redistribute subject to certain provisions. The most important provision is that users who receive the data in real-time will pay exchange fees which are to be collected by Nichi Money and passed on to the exchanges as well as the necessary information collected on all those users. In addition, the Exchanges have the right to cancel the agreement based upon the Company's inability to make timely payments. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business -- Money Brand' and 'Nichi Money.'



DEPENDENCY ON THE INTERNET



     The market for the Company's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with products and services for use on the Internet. The Company's future success is highly dependent upon the increased use of the Internet for information publication, distribution and commerce. In particular, because the Company expects to derive substantially all of its revenues in the foreseeable future from sales of Internet advertising and subscriptions, the future success of the Company is highly dependent on the development of the Internet as an advertising medium and the use of the Internet to retrieve real-time financial data. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media.



     In addition, the Company's success will depend in large part upon the continued growth in the use of the Internet and in particular the use of the Internet for investing purposes. There can be no assurance that Internet usage will become widespread or that extensive content (such as Web pages) will continue to be provided over the Internet. Issues concerning the commercial use of the Internet such as security, reliability, cost, ease of access and use, quality of service and acceptance of advertising, remain unresolved and may negatively impact the growth of Internet usage or the acceptance of the Internet as an advertising medium.



DEPENDENCE ON THIRD PARTY SUPPLIERS



     The Company is dependent currently upon several suppliers for the integral components of its current and future technologies. The Company currently uses programs it has developed to perform various functions. Although the Company continues to modify and develop its own proprietary core technology, there can be no assurance that new features to Nichi Money will continue to be successfully designed, developed, tested, marketed and introduced or accepted by the marketplace in a timely manner. In the event that new features to Nichi Money or an alternative technology, is not successfully introduced and accepted in a timely manner, the Company will continue to be dependent upon the existing technology it has developed. Given the technological changes occurring in the industry, there is no assurance that the Nichi Money's technology will remain a competitive technology in the future.



     In addition, the Company has been developing services for distribution through the use of technology developed by other companies. The Company intends to utilize the software technology to organize it's business and distribute it's products. Such products include 'Acrobat' a software package developed by Adobe Software to distribute the Company's upcoming newsletter designed to keep users up-to-date on what is happening on Nichi Money as well as to distribute exchange agreements for subscriptions to real-time data.


     A key element of the Company's strategy involves the use of unique content developed by third parties for Nichi Money. A significant majority of the Company's relationships with such third parties, however, have only recently been developed. There can be no assurance that they will not seek to charge the Company a significant fee for the supply of such content, that they will not enter into similar arrangements with or provide similar content to the Company's competitors, that they will continue their relationship with the Company, or that they will not establish their own services to compete against the Company for advertising revenue. Nor can there be any assurance that the Company's current or future third-party content providers will provide content that is attractive to Web users or that their efforts will result in significant revenue to the Company. Any failure of these parties to develop and maintain high-quality and attractive content could result in dilution to the Nichi Money brand and could have a material adverse effect on the Company's business, results of operations and financial condition.


COMPETITION

     The market for Internet products and services is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. In addition, the market for the Company's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. The Company does not believe this market will support the increasing number of competitors and their products and services. Although the Company believes that the diverse segments of the Internet market may provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. Accordingly, any failure of the Company to provide product and service offerings that achieve success in the short-term could result in an insurmountable loss in market share and brand acceptance, and could, therefore, have a material adverse and long-term effect upon the Company's business, results of operations and financial condition.

     A number of companies offer competitive products and services addressing certain of the Company's target markets. These companies include America Online, Inc., E-trade, Quote.Com., Microsoft Network, The Quicken Financial Network, Charles Schwab, CompuServe Corporation, Prodigy Services Company and Yahoo! Corporation. In addition, the Company competes with other companies that allows users to search their databases over dedicated digital lines simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft Corporation ('Microsoft'), other online services and other providers of other Internet products and services who elect to incorporate their own financial search and retrieval features into their offerings.

     Many of the Company's existing and potential competitors have significantly greater financial, technical and marketing resources than the Company. The Company may also be adversely affected by competition from users of its products and technology, current and future advertisers, as well as from its current, future and former content providers. There can be no assurance that the Company's competitors will not develop Internet products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Moreover, a number of the Company's future advertising customers, licensees and licensors have also established relationships with certain of the Company's competitors. In addition, the Company competes with online services and other Web site operators as well as traditional off-line media such as print and television for a share of advertisers' total advertising budgets. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Competition.'


MANAGING EXPANSION; NEW TECHNOLOGIES


     The rapid growth that the Company believes is necessary to successfully offer its products and services has placed, and is expected to continue to place a significant strain on the Company's managerial, operational and financial resources. The Company continues to expand its operations and increase its dependence and reliance on computer generated information. This evolution necessitates continuous reassessment of the appropriateness of the Company's computerized data and systems. The Company's current management information system is cumbersome and inefficient and requires a significant amount of manual effort using personal computer spreadsheets in order to process and analyze information. This situation makes it difficult for management to obtain timely and accurate information.


     There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that the Company's new management team will work together effectively, that the Company will be able to attract and retain qualified personnel, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit any potential market opportunity for the Company's products and services and media properties. In addition, the Company intends to establish at least one mirror, or duplicate, site in another geographic location, which will create additional operational and management complexities, including the need for continual updating and maintenance of the Company's databases among geographically dispersed network servers. Any inability to effectively manage growth could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Employees' and 'Management.'


PROTECTION OF PROPRIETARY RIGHTS



     The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company generally enters into confidentiality agreements with its employees and consultants. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.


     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect the Company's proprietary technology. Any such litigation may be time-consuming and costly. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or services or design around patents or other intellectual property rights of the Company.

     There have been substantial amounts of litigation in the information technology industry regarding intellectual property rights. There can be no assurance that the Company will develop proprietary products or services or technologies that are patentable or that the patents of others will not have a material adverse effect on the Company's ability to do business. In addition, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products or services, trademarks or other proprietary rights, or that the Company will not counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause product release delays, require the Company to redesign its products or services or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. See ' -- Government Regulation and Legal Uncertainties,' ' -- Liability for Information Retrieved from the Internet' and 'Business -- Intellectual Property and Proprietary Rights.'


PERFORMANCE OF COMPANY PRODUCTS AND SERVICES


     A key element of the Company's strategy is to generate a high volume of traffic to its products and services. Accordingly, the performance of the Company's products and services is critical to the Company's reputation, its ability to attract advertisers to the Company's Web sites and market acceptance of these products and services. Any system failure that causes interruptions or that increases response time of the Company's products and services would result in less traffic to the Company's Web sites and, if sustained or repeated, would reduce the attractiveness of the Company's products and services to advertisers and customers. In addition, an increase in the volume of queries conducted through the Company's products and services could strain the capacity of the software, hardware or telecommunications lines deployed by the Company, which could lead to slower response time or system failures. As the number of Web pages and users increase, there can be no assurance that the Company's products, services and systems will be able to scale appropriately. The Company is also dependent upon Web browser companies and Internet and online service providers for access to its products and services, and users have experienced and may in the future experience difficulties due to system or software failures or incompatibilities not within the Company's control. The Company is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Any disruption in the Internet access and service provided by the Company or its service providers could have a material adverse effect upon the Company's business, results of operations and financial condition.

     The process of managing advertising within large, high traffic Web sites such as the Company's is an increasingly important and complex task. The Company relies on internal advertising inventory management and analysis systems to provide enhanced internal reporting and customer feedback on advertising. An extended failure of the Company's advertising management system could result in incorrect advertising insertions. In the event of such failure the Company may be exposed to 'make good' obligations with its advertising customers, which, by displacing advertising inventory, could have a material adverse effect on the Company's business, results of operations and financial condition.


SAFE GUARDING OF COMPUTER SYSTEMS



     The Company's operation depends upon its ability to maintain and protect its computer systems located in New York City, New York. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not currently have a disaster recovery plan in effect. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays in or cessation of service to users of the Company's products and services. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See 'Business -- Facilities/Property.'



GOVERNMENT REGULATION



     The SEC has adopted regulations that generally define a 'penny stock' to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has [i] net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, [ii] net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, [iii] average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, or a risk disclosure schedule explaining the penny stock market and the risks associated therewith.



     If the Company's securities were to become subject to regulations applicable to penny stock, the market liquidity for the securities would be seriously affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.



     The Company is not currently subject to direct regulation by any government agency, other than by regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such issues as user privacy, pricing and characteristics and quality of products and services. For example, the recently enacted Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, lascivious or indecent communications on the Internet. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products, increase the Company's cost of doing business, or otherwise have an adverse effect on the Company's business, results of operations or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trade secret, libel and personal privacy is uncertain. Any such new legislation or regulation could have a material adverse effect on the Company's business, results of operations or financial condition.



HIGH POTENTIAL FOR LITIGATION


     Because Internet services provided by the Company require the Company to link users to information which is downloaded, indexed and distributed from Web pages published by a large number of Internet Web sites and content providers, there is potential that claims will be made against the Company on theories such as defamation, negligence, copyright or trademark infringement, distribution of obscene, lascivious or indecent communications or other theories of liability based on the nature and content of such materials. Such claims have been brought, and sometimes successfully pressed, against online services in the past. Additionally, claims could be made against the Company for copyright infringement based on the improper dissemination of information. Although the Company intends to carry general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company.


DETERMINATION OF OFFERING PRICE AND ABSENCE OF PUBLIC MARKET



     Prior to this Offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial offering price was determined by the Company and may not be indicative of future market prices. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to a number of factors, including quarterly variations in operating results, announcements of technological innovations or new products and services, applications or product enhancements by the Company or its competitors, changes in financial estimates by securities analysts and other events. In addition, the stock markets in general, and the market prices for Internet-related companies in particular, have historically experienced extreme volatility that at times has been unrelated to the operating performance of such companies.



     Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the 'Securities Act'). As a result of Rule 144 under the Securities Act the sale of unregistered stock is restricted for a period of one year from the date of purchase.



     Mr. Olawande Agunloye has agreed with the Company not to sell any of his shares of common stock for a period of three years from the date hereof.



     Upon completion of this Offering, the present directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 80% and 63% assumed sale of the minimum and maximum offering price of the outstanding Common Stock, and will be able to control all matters requiring shareholder approval, including approval of significant corporate transactions. Accordingly, the principal shareholders of the Company, who collectively hold over 66 2/3% of the Company's outstanding stock, will be able to control election of all directors of the Company. These provisions could delay or make more difficult a proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock.


DILUTION

     Purchasers in this Offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See 'Dilution.'

POSSIBLE NEED FOR ADDITIONAL FINANCING



     The Company currently anticipates that the net proceeds of this Offering, together with available funds and cash flows generated from advertising revenues, will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock, and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for use in its business.

                                 CAPITALIZATION


     The following table sets forth as of June 30, 1997 (a) the historical capitalization of the Company and (b) the pro forma capitalization of the Company giving effect to the issuance of a maximum of 1,800,000 shares offered hereby, and (c) the pro forma capitalization of the Company giving effect to the issuance of a minimum of 600,000 shares of Common Stock being offered hereby. This table should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this prospectus.



                                                                                    AT JUNE 30, 1997
                                                                 ------------------------------------------------------
                                                                                AS ADJUSTED              AS ADJUSTED
                                                                  ACTUAL          MAXIMUM                  MINIMUM
                                                                 ---------    ----------------         ----------------

Debt:
     Total liabilities........................................   $ 260,467       $  260,467               $  260,467
                                                                 ---------    ----------------         ----------------
                                                                 ---------    ----------------         ----------------
     Stockholders' Equity:
     Common Stock, $.01 par value; 15,000,000 shares
       authorized; 3,795,302 shares issued and outstanding
       actual; 5,599,672 shares issued and outstanding, As
       adjusted -- Maximum; and 4,399,672 shares issued and
       outstanding, As adjusted -- Minimum....................      37,953           55,997(1)(4)             43,997(2)(4)
     Additional paid-in Capital...............................     244,903        9,020,609(1)(4)          3,032,609(2)(4)
     Deficit accumulated in the development stage.............    (386,749)        (386,749)                (386,749)
                                                                 ---------    ----------------         ----------------
          Total stockholders' equity (deficiency).............    (103,893)       8,689,857                2,689,857
                                                                 ---------    ----------------         ----------------
          Total capitalization................................   $ 156,574       $8,950,324               $2,950,324
                                                                 ---------    ----------------         ----------------
                                                                 ---------    ----------------         ----------------


------------


(1) Reflects the receipt of $8,750,000 in net proceeds from the issuance of 1,800,000 shares of Common Stock at $5.00 per share, after deducting offering expenses aggregating $250,000.



(2) Reflects the receipt of $2,750,000 in net proceeds from the issuance of 600,000 shares of Common Stock at $5.00 per share, after deducting offering expenses aggregating $250,000.



(3) Retroactively reflects a reverse stock split of 1 share for every 2 held which was declared on August 11, 1997.



(4) Reflects the issuance of 4,370 shares of common stock in July 1997 to Abraham Tu, an officer and Director, and his brother for $43,700 in cash.

                                  DILUTION(1)


     The difference between the Offering Price per share of Common Stock and the pro forma net tangible book value per share after the Offering constitutes the dilution per share of Common Stock to investors in the offering. The net tangible deficiency in book value of Common Stock at June 30, 1997 was ($125,482) or ($.03) per share of Common Stock. Net tangible book value per share of Common Stock on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of shares of Common Stock outstanding on such date.



     After (i) giving effect to the sale of 1,800,000 shares of Common Stock offered hereby by the Company at the Offering Price of $5.00 per share (ii) the deduction of estimated offering expenses payable by the Company and, (iii) the issuance of 4,370 shares of Common Stock in July 1997 to an Officer/Director and his brother, the pro forma tangible book value of the Company as of June 30, 1997 would have been $8,728,255 or $1.56 per share. This represents an immediate dilution of $3.44 per share to new public investors purchasing Common Stock in the Offering, as illustrated in the following table:



Offering Price per share....................................................             $5.00
     Net tangible book value before offering................................   ($0.03)
     Increase attributed to new investors...................................     1.59
                                                                               ------
Pro forma net tangible book value after the Offering........................              1.56
                                                                                         -----
Dilution to new investors...................................................             $3.44
                                                                                         -----
                                                                                         -----



     If the minimum number of shares of Common stock are sold, the pro forma net tangible book value per share at June 30, 1997, as adjusted for the Offering, would be approximately $2,728,255 or $.62 per share and the dilution per share to the purchasers of Common Stock in the Offering would be approximately $4.38.



     The following table summarizes on a pro forma basis as of June 30, 1997 the difference between existing shareholders and new investors with respect to the number and percentage of shares of Common Stock purchased from the Company and the average consideration and percentage of total consideration paid to the Company and the average consideration per share paid (at an assumed public offering price of $5.00 per share):



     Assuming the maximum number of shares of Common Stock are sold:



                                                                                       AVERAGE
                                      SHARES PURCHASED        TOTAL CONSIDERATION       PRICE
                                    --------------------      --------------------       PER
                                     NUMBER      PERCENT       AMOUNT      PERCENT      SHARE
                                    ---------    -------      ---------    -------     -------

Existing Shareholders............   3,799,672      67.86%       326,566       3.50%     $0.09
Public investors.................   1,800,000      32.14%     9,000,000      96.50%     $5.00
                                    ---------    -------      ---------    -------
                                    5,599,672     100.00%     9,326,566     100.00%
                                    ---------    -------      ---------    -------
                                    ---------    -------      ---------    -------


     Assuming the minimum number of shares of Common Stock are sold:


                                                                                       AVERAGE
                                      SHARES PURCHASED        TOTAL CONSIDERATION       PRICE
                                    --------------------      --------------------       PER
                                     NUMBER      PERCENT       AMOUNT      PERCENT      SHARE
                                    ---------    -------      ---------    -------     -------

Existing Shareholders............   3,799,672      86.36%       326,566       9.82%     $0.09
Public investors.................     600,000      13.64%     3,000,000      90.18%     $5.00
                                    ---------    -------      ---------    -------
                                    4,399,672     100.00%     3,326,566     100.00%
                                    ---------    -------      ---------    -------
                                    ---------    -------      ---------    -------


------------


(1) Retroactively reflects a reverse stock split of 1 share for every 2 held which was declared on August 11, 1997.

                            SELECTED FINANCIAL DATA


     The following table represents selected historical financial data for the years ended December 31, 1996 and 1995 and the six (6) months ended June 30, 1997 and 1996. The historical financial data for the years ended December 31, 1996 and 1995 is derived from the financial statement of the Company which have been audited by Weinick, Sanders & Co. LLP, independent accountants and are included in this prospectus. The financial data for the six month period ended June 30, 1997 and 1996 is derived from the financial statements of the Company which have not have been subject to audit, but which have been prepared on a basis consistent with the audited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results of operations for those periods. The results of operations for the six month ended June 30, 1997 and 1996 are not necessarily indicative of the results of operations for the full fiscal year.



     The information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and all of the financial statements of the Company and the notes thereto and other financial information included elsewhere in this Prospectus.



                                                                   SIX MONTHS             YEAR ENDED DECEMBER
                                                                 ENDED JUNE 30,                   31,
                                                            ------------------------     ----------------------
                                                                              1996         1996          1995
                                                               1997         --------     ---------     --------
                                                            -----------
                                                            (UNAUDITED)

Statements of Operations Data
     Revenue............................................     $       0      $      0     $   9,101     $  4,542
                                                            -----------     --------     ---------     --------
     Cost and expenses:
          Consulting -- Officer/Stockholder.............        26,894         2,500        36,693            0
          Advertising...................................         4,000        30,897        60,479        1,448
          Depreciation and amortization.................         7,467         7,781        13,936        4,623
          Other general and administrative expenses.....        19,454        40,502       132,967       92,431
                                                            -----------     --------     ---------     --------
          Total cost and expenses.......................        57,815        81,680       244,075       98,502
                                                            -----------     --------     ---------     --------
     Net loss...........................................     $ (57,815)     $(81,680)    $(234,974)    $(93,960)
                                                            -----------     --------     ---------     --------
                                                            -----------     --------     ---------     --------
     Per Share Data(3)
      Net loss per common share..........................      $(0.02)       $(0.02)       $(0.03)      $(0.01)
                                                            -----------     --------     ---------     --------
                                                            -----------     --------     ---------     --------
Weighted average number of shares outstanding...........     3,795,152      3,770,379    8,463,955     8,396,644



                                                                                         JUNE 30, 1997
                                                                       -------------------------------------------------
                                                                                      AS ADJUSTED         AS ADJUSTED
                                                                        ACTUAL         MAXIMUM(1)          MINIMUM(2)
                                                                       ---------    ----------------    ----------------

Balance Sheet Data
     Working capital (deficiency)...................................   $(180,110)      $8,613,640          $2,613,640
     Total assets...................................................   $ 156,574       $8,950,324          $2,950,324
     Total shareholders equity (deficiency).........................   $(103,893)      $8,689,857          $2,689,857


------------




(1) Gives effect to the sale of 1,800,000 shares of Common Stock (the maximum offering) being offered hereby, at $5.00 per share.



(2) Gives effect to the sale of 600,000 shares of Common Stock (the minimum offering) being offered hereby, at $5.00 per share.





(3) Retroactively reflects a reverse stock split of 1 share for every 2 shares held which was declared on August 11, 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS


OVERVIEW



     The Company was incorporated as Nichi Capital Ltd. on February 16, 1995. For net capital reasons the Company changed it's name and sold off the assets to Wise Choice in exchange for shares equal to the amount the shareholders owned in Wisechoice. Wisechoice was made a member of the NASD in July 1996 and is a discount broker dealer which allows it's customers to purchase stock, corporate bonds and options using the internet or telephone.



     From inception (February 16, 1995) to December 31, 1996, the Company's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of an agreement with various exchanges for stock quote information.


     The Company introduced its first products and services on July 1, 1996. During 1995 and for the first quarter of 1996, the Company derived its revenues substantially from sublease income and, to a lesser extent, from advisory fees for the Company's services. During these periods, there were no advertising revenues and the sublease and the advisory fees accounted for 75% and 25%, respectively, of total revenues. However, the Company expects to derive substantially all of its revenues for the foreseeable future from selling advertising space on its Web sites and from subscribers. The Company's current business model, which generates revenues through the sale of advertising on the Internet, is unproven. There can be no assurance that advertisers will purchase advertising space and services from the Company or that the Company will be able to successfully attract additional advertisers. See 'Risk Factors -- Reliance on Advertising Revenues.'


     The Company has a limited operating history, which makes it difficult to predict future operating results. The Company did not commence generating revenues until September, 1996, and has generated limited revenues to date. The Company has incurred significant net losses since inception and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of December 31, 1996, the Company had an accumulated deficit of $328,934, a deficiency in stockholders' equity of $93,050 and a working capital deficiency of $158,925. These conditions raise substantial doubt about the Company's ability to continue in business as a going concern. The report of the Company's Independent Public Accountant's is qualified by reference to such conditions. See 'Independent Accountant's Report.' The implementation of management's plan to establish the Company as the dominant, branded financial services provider on the Internet is dependent, among other things, on the success of the Company's initial public offering being made hereby.





                             RESULTS OF OPERATIONS


     From inception through the third quarter of 1996, the Company's operations were limited and consisted primarily of start-up activities. Accordingly, the Company believes period-to-period comparisons of the first, second and third quarters of 1996 against the comparable period in 1995 or the entire year of 1995, are not meaningful. Accordingly the Company has not included such comparisons in the following discussion. Likewise, because of the Company's limited operations in 1995, the Company believes that future period-to-period comparisons against 1995 may also not be meaningful. See 'Risk
Factors -- 'Limited Operating History.'


                                 TOTAL REVENUE


     From inception (February 16, 1995) to December 31, 1995 and fiscal 1996, total revenues were $4,542 and $9,101, respectively, consisting principally of rental income and from the third quarter of 1996, nominal revenues from selling subscriptions on its Web sites. See 'Risk Factors -- Potential Fluctuations in Future Results,' ' -- Reliance on Advertising Revenues' and ' -- Developing Market; Unproven Acceptance of Internet Advertising and of the Company's Products and Services,'

' -- Change in Exchange Relationship and Dependence on Other Third Party Distribution Relationships' and 'Business -- Marketing and Distribution of the Nichi Money Brand.'

                               OPERATING EXPENSES

SALES AND MARKETING


     From inception to December 31, 1995 and fiscal 1996, sales and marketing expenses were $1,448 and $60,479, respectively. Sales and marketing expenses consisted primarily of advertising expenses. Sales and marketing expenses included marketing efforts made through Softbank pursuant to advertising Nichi Money on Yahoo! and ads placed on CNN All-Politics website as well as on Webcrawler. Historically a large portion of the Company's traffic was derived through Yahoo's Web page.



     During the 30 day period from August 22 through September 22, 1996, the Company's average daily traffic was approximately 48% higher than its average daily traffic for the 30 day period immediately prior to the advertisement on Yahoo's website. There can be no assurance that the Company will be able to maintain or increase its current level of traffic. This agreement with Yahoo provides for payments of up to an aggregate of $8,500 a month which is the term of the agreement. The Company has the right to terminate the agreement at the end of each month, in which case payments to Yahoo would not be reduced. The Company expects to start hiring sales and marketing personnel and to increase promotional and advertising expenses, and anticipates that these costs will substantially increased in absolute dollars in future periods.


GENERAL AND ADMINISTRATIVE


     From inception to December 31, 1995 and fiscal 1996, general and administrative expenses were $97,054 and $183,596 respectively. General and administrative expenses consist primarily of compensation of administrative and executive personnel, occupancy costs and fees for professional services. The Company anticipates that its general and administrative expenses will continue to increase significantly in absolute dollar amounts as the Company expands its administrative and executive staff, relocates to new facilities, adds infrastructure and incurs additional costs related to being a public Company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees.


INCOME TAXES

     The Company believes it is less likely than not to realize a net deferred tax asset and, accordingly, a valuation allowance has not been provided.

                        LIQUIDITY AND CAPITAL RESOURCES


     From inception through December 31, 1996, the Company financed its operations and met its capital expenditure requirements primarily through cash proceeds from private sales of it's Common Stock aggregating approximately $236,000. The Company had $2,887 and $0 in cash at December 31, 1995 and December 31, 1996, respectively.



     From inception to December 31, 1995 and fiscal 1996, operating activities used cash of $75,340 and $83,764 respectively. From inception to December 31, 1995 and fiscal 1996, investing activities used net cash of $48,747 and $42,244, respectively, primarily associated with the purchase of property and equipment. Financing activities generated cash of $126,974 and $123,121 from inception to December 31, 1995 and fiscal 1996, respectively, primarily from Common Stock sales.


     The Company expects to use the net proceeds of this Offering for the purchase of computer hardware and software as well as general corporate purposes, including the expansion of the Company's product development and sales and marketing organizations and working capital. Furthermore, from time to time the Company expects to evaluate the acquisition of products, businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. The Company does not, however, currently have any understandings, commitments or agreements with respect to any such acquisitions. Management expects that cash in excess of current requirements will be invested in investment grade, short-term interest-bearing securities. See 'Risk Factors -- No Specific Use of Proceeds.'

     The Company currently anticipates that the minimum net proceeds of this Offering, advertising revenues and subscribers to the real-time version of it's services will be sufficient to meet it's anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, it would limit the Company's ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such limitation could have a material adverse effect on the Company's business, results of operations and financial condition.


                                    BUSINESS





     The Company is in the development stage and to a significant extent the description of its business relate to activities in the planning stage. The Company develops and provides branded, comprehensive Web-based financial services that help users access and personalize the resources of the Internet. The Company's primary service Nichi Money, is a free service targeted at individual users. The Company believes that by permitting users to receive information on companies going public, it will set itself apart from other free-to-use financial services.



     Nichi Money distributes, develops and provides branded, comprehensive Web-based financial services that gives users access to delayed stock quotes, graphs, stock recommendations, information on upcoming initial public offerings and much more with a more advanced version to paying subscribers while providing access by agreement to discount brokerage services. The Company's primary service offering, Nichi Money, is a free service targeted at individual investors who use the Internet to monitor their stock positions.


     The Company has no advertising revenue to date. Advertising revenue, when and if received, would be recognized over the period the service is provided.


     The Company is also selling to users on the Internet real-time service for $40.00 a month, which does not include exchange fees. The Company introduced the service on the September 10, 1996, and has generated limited revenues to date. Insofar as this service has just been recently introduced, there is no basis to determine market acceptance or future revenue growth.


                              INDUSTRY BACKGROUND


     The Internet was originally created by the U.S. government to facilitate the exchange of information and electronic mail ('e-mail') between a limited number of academic institutions, defense contractors and government agencies. The Internet was commercialized in the late 1980s and 1990s and technological enhancements have since extended the Internet's reach to consumers and businesses. The most important technological enhancement to the Internet was the creation of the World Wide Web (the 'Web') in the early 1990s. The Web is an interactive environment which facilitates the exchange of multimedia-rich information and entertainment resources among users worldwide. In addition, recent technological developments have enabled consumers and businesses to use the Web for buying and selling products and services.

      The open nature of the Web enables any individual or organization to publish a Web site. New software-based authoring tools have lowered the cost of publishing content on the Web relative to conventional publishing methods and enabled new, exciting forms of multimedia content. The cost of delivering content to a large audience is lower than that of conventional media, consisting only of the cost of maintaining and operating computer equipment. In addition, the interactive nature of the Internet provides an environment in which content providers can track the appeal of their content by measuring the number of visits to a Web site and can respond quickly to consumers' changing tastes and needs.



     The dramatic increase in Web-based information and entertainment has increased the appeal of the Web to consumers and has driven the high growth in traffic on the Web. Continued enhancement to the Internet multimedia offering technology and new compression technologies, should continue to attract new content providers to this medium.


FINANCIAL SERVICES


     The rapid growth in content on the Web combined with the web's unindexed nature presents significant challenges for consumers seeking Financial-based information and resources. With the emergence of navigational tools, users still had to know lengthy Web addresses for each specific site, or use hypertext links which enable users to go directly to the listed site by clicking on the address. Content providers and advertisers also faced difficulties in making the existence and location of their Web sites widely known and available to their target audiences.



     A number of financial websites have emerged to assist users in providing financial information from their databases, including discount brokerage firms, financial newspapers and magazines and search engines. The financial web sites are typically for the use of their customers but do list other financial Web sites by specific topics of interest. Directories generally list Web sites by their hypertext address. Entries in a directory also may contain Web site descriptions or reviews. Search engines offer users the ability to get delayed quotes and Company news based upon specific word or phrase queries. The information is then served from their database.



     Although financial related companies help users obtain financial information over the Web, the Company believes that such websites have certain limitations which could enable the Company to provide added value to the consumer. Most financial website and search engines only provide information of financial products they are trying to sell or provide insufficient and untimely information which makes informed financial decision making extremely difficult. The Company believes that information should be disseminated in a simple format so that users can get the information they need to determine which of the myraid investment vehicles offered in today's marketplace would be suitable in fulfilling their financial goals.



     The Company believes that there is an opportunity to provide a more comprehensive financial website that not only provides specific and relevant information which would be provided in response to an investors queries, but also aggregates and packages the information in a format which will serve a consumer's unique and personal financial interest. The Company believes that consumers will respond to services that aggregate specific and relevant responses to queries with related financial information such as targeted advertising, discussion groups and other resources.


ADVERTISING ON THE WEB

     With the growth in the number of Internet users and content providers, the Internet has begun to develop the attributes of a conventional mass medium, where advertising subsidizes content delivered to users. Forrester Research, Inc. estimates that spending on Web-based advertising will increase from $37 million in 1995 to approximately $700 million by 1998. Moreover, the 1995 Commerce Net/Nielsen Internet Demographics Survey indicates that on average, Web users are upscale, professional and educated, providing an attractive demographic profile for advertisers. However due to the low cost it takes to get on the Internet, it is the Company's belief that this audience will attract advertisers.


     Unlike the more conventional print and broadcast media, the interactive and global nature of the Internet has the potential to enable advertisers to cost-effectively target specific audiences, measure the popularity of advertising content, reach worldwide audiences and create innovative and interactive advertisements. The Company believes that the web will become an even more attractive advertising platform with the introduction of increased transmission bandwidths through higher speed Internet connections coupled with wider multimedia enabling technologies for the Web such as Java, VRM and others.

     Advertisers currently face difficulties, however, in placing their advertisements strategically on the Web. It is difficult for advertisers to understand the volume and demographics of traffic patterns on Web sites. As a result, advertisers can find it difficult to make the existence and location of their advertisements widely known and target their audiences effectively. The Company believes that, in the near term, advertisers will migrate to sites which can offer a high number of impressions per day. The Company also believes that, over time, advertisers will be attracted to those services that experience a high volume of traffic, track consumers carefully and deliver advertisers audiences that fit specific buying profiles. In order to match advertisers with consumers, sites must be develop to conduct complex demographic and psychographic profiling of their consumers resulting in targeted, high impact advertising ('narrowcasting' or 'microcasting'). The Company believes that those sites which both garner a high volume of traffic and offer advertisers the ability to target specific audiences effectively will be in the best position to take advantage of the advertising potential of the Web.


REAL-TIME DATA ON THE WEB


     It is the Company's belief that the Internet will become the principal means of transmitting and receiving data. Real time data subscribers are looking to the Internet because it is more accessible and it is between 10% and 30% of the cost of other more conventional methods of transmitting real time market data. The Company believes that distributors of market data can further reduce costs through the elimination of costly dedicated terminals to serve out or provide software to view such data.



                                  NICHI MONEY


     Nichi Money develops and provides branded, comprehensive Web-based financial services that help users access and personalize the vast resources of the Internet. Nichi's primary service offering, Nichi Money, not only provides financial information, but also aggregates and packages the resources of the Internet in order to serve a consumer's unique and personal financial interests. By integrating the capabilities of a search engine and a database technology, Nichi Money packages specific responses to queries for real-time and delayed information. Nichi Money satisfies the needs of consumers to access relevant and specific information; the needs of content providers to chat on topics of interest; and the needs of advertisers to reach a targeted group of potential customers.


     With Nichi Money, the consumer can choose from the following offerings: (i) specific and relevant initial public offering listings, (ii) information on mutual funds, stock and mutual fund quotes, (iii) portfolio management tools,
(iv) stock and mutual fund graphs, (v) recommendations from leading investment advisors, (vi) a chat forum to discuss financial strategies and (vii) trading capabilities through Wise Choice. The Company's users also will receive unique editorials on related financial subjects; articles on how to use Nichi Money through our newsletter and access to authoritative financial literature by well known authors from well established publishers. For example, a stock broker who uses the Company's portfolio management tools to track the stock and mutual fund position of his clients will have the ability to view the unrealized gain or loss in his clients' portfolio at any point in time. This investor will also have the ability to view the distribution of holdings among various classes of assets i.e; cash, stock, bonds and mutual funds, etc., as well as allowing him to view graphs on the individual stocks in his clients' portfolios. This investor may also view advertising appropriate to his interests. The Company believes that the creation of real-time content enhances a user's financial knowledge and experience by immediately linking the user to relevant and specific information.



     The Company believes that its Nichi money service has the following advantages:



          (i) It has developed it's own system to retrieve information with high accuracy and the ability to quickly perform complex searches. It has also developed it's own data reader to accurately and quickly parse data received at high speed from various third parties.

          (ii) It integrates search and link functions, providing not only specific responses to user queries, but also direct links in real-time to areas of content of interest that contain relevant content related to the specific request. Through this approach, consumers will find specific answers to a search query and through links can access a broader environment of other relevant and related financial information through the web page.

     The Company plans to continue to enhance the attractiveness of its service to users through additional features and functionality. Nichi Capital is currently developing several enhancements to Nichi Money. Such enhancements will allow for personalization of content, offer information from various other financial centers and advertising according to user interests and allow users to abstract specific financial information from newswires, stock and mutual fund services, bulletin board topics and other financial resources. These enhancements are expected to be released by spring 1998.


     Nichi Money's services provide advertisers with an increased ability to undertake measurable, targeted, cost-effective and interactive advertising on the Internet. The Company's services provide advertisers with the flexibility to target a specific audience by advertising on one of the Company's different sections and to target special interest groups by placing advertisements in chat forums about certain investment products. The Company believes that both types of advertising can provide significant value to advertisers. While larger, mass market campaigns increase brand awareness, narrower campaigns through directory ads or quote ads provide opportunities to engage in high response, product specific advertising.


EDGAR FINANCIAL REPORTING SERVICE



     The Company is currently planning to provide extensive web service for the SEC's Electronic Data Gathering Analysis and Retrieval financial reporting system ('EDGAR'). Virtually all reports are required to be filed electronically with the SEC and may be electronically transmitted to a user who possesses the appropriate computer equipment.



     It is the Company's intent to pursue the EDGAR contract (the 'Contract') in partnership with an entity which possesses the expertise necessary to fulfill the Contracts requirements. The Company will provide the funding. The Contract will help to reduce the direct cost of processing the data feed. It will also allow the Company to achieve a required rate of return on capital even though it will still have to absorb the cost of the real-time data feed. The Company will also be able to market the website and employ its own marketing staff to sell ad space on the site.



     In addition to funding the contract, the Company will provide both current and historical data as well as enabling its users to plot charts and graphs using such data. It is also the Company's intention to increase sales by hiring its own marketing and sales staff.



                                  WISE CHOICE



     Wise Choice, which is affiliated with the Company by its common ownership and management, offers discount brokerage services to its customers. The Company will use the services of Wise Choice in connection with securities transactions for its customers.



                                    WEB SITE



     From July 1996 the Company's service was listed on Clubmaker Online by way of an ad exchange brokered by the Company. Due to the success of the ad exchange, the Company is in the process of establishing similar links with various other companies who have websites on the Internet. However since 70% of the website's traffic has come from search engines which advertises on the website, the Company plans to also enter into distribution agreements and informal relationships with other software vendors and operators of online networks and Web sites. Although none of these relationships currently represents a significant portion of the Company's traffic, the Company expects that they will become more important in the future.


                               BUSINESS STRATEGY

      The Company's objective is to establish itself as a dominant branded quote and content aggregation financial information provider on the Internet. The Company seeks to build a high volume of traffic on its services to provide a preferred platform for content providers and advertisers to reach their target audiences. At the core of the Company's strategy, the Company seeks to provide real-time financial information to subscribers, content rich Web communities that create value for the user and establish the Company's platform as an attractive medium for advertisers. The Company's strategy contains the following key elements:





          (1) The Company believes that, as with many conventional media, branding and consumer loyalty on the Internet are highly dependent on the aggregation and packaging of content into innovative and appealing products and the effective marketing of such products to consumers. To this end, the Company developed Nichi Money, a financial information and content aggregation service that differentiates the Company's service and enhances a user's Internet experience through the real-time creation of Web communities, stock and bond research and by interviewing market professionals from various financial fields. The Company intends to build upon its technical and media expertise to develop innovative new services, as well as enhance and expand existing service offerings. The Company also promotes its brand through online and print advertising and other promotional activities. The Company believes that these promotional campaigns are an important component in building brand awareness in the emerging Internet market.



          (2) The Company seeks to provide advertisers with innovative solutions to effectively reach their target audiences through the Internet. The Company currently offers a broad range of customized alternatives for advertisers, providing advertisers with the flexibility to target mass audiences or specific communities, or link advertisements to various quotes.



          (3) In addition, the Company is actively exploring new technologies which will enable advertisers to utilize user demographic, profile, and psychographic information. The Company believes that these innovative advertising approaches, which will allow advertisers to direct advertisements to specific user types based on sophisticated analysis of searching behavior, will significantly differentiate the Company's services.



CREATE AND EXPAND BRANDED CONTENT PARTNERSHIPS



     The Company seeks to co-brand its service offerings with recognized third-party content in order to enhance the value of the Nichi Money brand. The Company believes that the use of third party branded content may lead to higher perceived editorial value and provide incremental distribution outlets and cross-promotion opportunities. In addition, the Company intends to develop content in-house.



     The Company intends to aggressively build and extend the branded content available through Nichi Money by developing alliances with leading media companies and content providers.



     The Company seeks to form relationships that maximize audience reach and create alternate distribution channels to the Company's services. The Company established as one of its earliest and primary distribution channels an initial relationship with Wise Choice to be the sole provider of financial information to users of it's discount brokerage service at www.wisediscount.com. This relationship enabled the Company to gain access to an audience of potential subscribers and build brand awareness.


     In order to maximize exposure, the Company has broadened and will continue to broaden its distribution channels through other relationship and other companies as well. The Company intends to continue to aggressively expand its distribution relationships.

LEVERAGE MEDIA AND TECHNICAL EXPERTISE


     The Company believes that the Internet represents a technology-driven mass medium in which it intends to use advertising to subsidize content. As a result, in-depth knowledge and understanding of publishing, advertising, technology and media will be critical elements to the success of any Internet company. To this end, the Company intends to assemble a management team with a depth of experience in this area. The Company also believes that directly establishing and maintaining relationships with advertisers is becoming important in maintaining and capturing advertising market share. Accordingly, the Company will assemble a highly experienced, direct sales force to promote and generate advertising sales.

                             NICHI MONEY'S SERVICES

     Nichi's primary service offering, Nichi Money, is a financial information and content aggregation service targeted towards individual investors and offered free to users. In addition to Nichi Money, the Company offers Nichi Real-Time, a subscription-based service featuring real-time financial information and targeted to business and professional users. The Company plans to continue to introduce new services for individual and professional users over time. The Company's current and future service offerings are described below:




          Nichi Money, the Company's primary financial and content aggregation service, assists users in obtaining relevant information on the Internet. Nichi Money provides to the user fast and relevant quote and search results in response to each user's query. Nichi Money's users have access to initial public offering information, mutual fund and stock data, graphs, portfolio management tools, a chat forum, stock research and trading facilities through Wise Choice Discount Brokerage. Nichi Money is offered free of charge to Internet users. The service was introduced in July 1996.


          Nichi Money integrates multiple methods of obtaining information from its databases. Users are presented with two principal options, the free service or the real-time version which is only available to subscribers.



          The home screen gives the user the opportunity to access eight different sections from which they can launch specific queries, browse or access proprietary content.



THE IPO FUNCTION



     The IPO Function allows the user to effect query-based searches of initial public offerings that have been filed with the SEC. To perform a search, a user types a query in the search box. The user is then presented with a highly specific response from a search of the entire database. A search can be effected using simple keywords. For example, a user can search for 'technology.' The search results will display the ten most recent Initial Public Offerings ('IPO's') in the technology field.



     The Company is currently working on its next generation financial information website, Nichi 97, which the Company plans to release in the second half of 1998. Nichi 97 will enable the searching of a much greater database of information at even faster speeds without sacrificing accuracy.



THE FUNDS FUNCTION



     The Funds Function allows a user to effect query-based searches for information on thousands of public mutual funds. In order to receive an answer to a query, the user has to simply type in the name of the mutual fund or the symbol of the fund. A Fund Symbol Guide has been provided to help the user in the search. Also available are mutual fund quotes. A user simply types in the symbol and he or she is presented with the offer price, Net Asset Value, the prior day's Net Asset Value, and offer information on the fund. Also included in the Funds Section is the option to plot a graph on the fund's performance.



THE DATA FUNCTION



     The Data Function allows users to access stock quotes, as well as the most active stocks as it relates to unit volume, dollar volume and percentage changes. Users are presented with the data screen which allows the user to type in changes of up to ten stock symbols at a time.


THE GRAPHS FUNCTION



     In the Graphs Function, users can look at customized graphs and graphs which track stock prices for the past 30, 60 or 90 days. The Real-Time users can speed up the search time by storing graphs of specific stocks in separate files.



THE PORTFOLIO FUNCTION





     The Portfolio Function leads the user to the Company's Portfolio Management Program which allows users to view the unrealized gains and losses of each stock and mutual fund in their portfolio adjusted for any commissions paid to execute the trade. The Portfolio function allows the user to view and edit prior entries made during the prior 45 days as well as allowing the user to view pie charts which will show the distribution of assets according to sector or position held.



     Another Nichi Portfolio feature will allow the user to view the recommendations of various Investment Advisors, Mutual Fund managers and other investment professionals. The site allows the user to access the thought patterns underlying the recommendations, the current price of the security and the target price that the security is expected to reach. The portfolio screens contains options which allow the user to view the actual text and a graph of earnings estimates for the recommended stock.



THE PROFILES FUNCTION





     The Profiles Function gives the user a description of a selected company's business. This section also allows the user to link with that company's website (if available) as well as access its most recent annual and quarterly reports.



THE BULLETIN BOARD



     The Bulletin Board allows investors to gain from one another's experience in the market place by providing a chat room where investment strategies and other areas of the investment industry can be discussed. Users can search for topics of interest by typing in the keyword(s). Topics which contain that keyword will be displayed on the screen. A user has the option to reply immediately to any comments or questions posted on the board.



THE TRADING FUNCTION



     The Trading Function offers a link to the Wise Choice web page, and allows users to trade stocks online for a fee which is payable to Wise Choice. The cost of trading through Wise Choice is currently $14.50 for up to the first 5,000 shares traded online or placed over the phone.



THE PUBLIC ACCESS CENTER



     The Public Access Center allows users to view the opinions of analysts, advisors and brokers. Our newsletter, which among other things, will describe new features on the website and articles on investing, will be featured in the Public Access Center. The Newsletter is currently free of charge but the intention is to develop it into an online magazine for which subscribers will be charged. Other items available in the Public Access Center are press releases, announcing our new products, terms and conditions of use, and Nichi Mart, where users can buy financial related literature.


     Nichi Money operates with the most popular Web browsers. Although browser features vary by manufacturer and version, Nichi Money automatically configures itself to conform to the specific features of each user's browser. Where available, Nichi Money employs advanced features such as frames, which organize the screen format into clickable areas to enhance the usability of the service and the appeal to advertisers.


     The Company plans to continue to enhance the attractiveness of its service to users through additional features and functionality. Nichi Capital is currently developing several enhancements to Nichi Money, which will allow for personalization of content and advertising according to user interests. These enhancements are expected to be released by the second quarter of 1998, and will allow users to create permanent filters for Internet-based information such as newswires, stock quotes, Chat room listings and other Internet resources.

     Nichi Real-Time is a subscription-based service targeted primarily to professional investors featuring financial online data and content. Nichi Real-Time provides access to multiple, premium content databases in addition to the standard collections of Web pages, Chat Room discussions, and trading services more widely available on the Internet. Nichi Real-Time currently costs $40 a month plus the cost of the applicable Exchange Fees for the data they would like to have access to. Nichi Real-Time has not been a source of significant revenues to date for the Company.

                                   TECHNOLOGY

     The Company believes it can differentiate itself by developing innovative proprietary technology and integrating technology licensed from third parties where appropriate. The Company's strategy is to develop and license only technologies that have the flexibility to enable the Company to cost-effectively adapt and grow with the Internet.

QUOTE ENGINE TECHNOLOGY.

     The Company's quote engine seeks to deliver high accuracy, which is characterized by a high level of precision and recall. Precision and recall are two criteria by which the effectiveness of a quote engine technology is often measured. Precision is a measure of how effectively a quote engine calculates the relevance of data that match the query. Recall is a measure of the percentage of relevant data in the database which is found during the search. Together, these two measures of performance tend to be the most important factors to users in evaluating the accuracy and usefulness of a quote engine. For example, in a database of 100 symbols with 2 symbols which exactly match the desired query, the ideal quote engine would retrieve only the two matching quotes, with the correct bid and ask prices, correct volume, and correct last sale price, thereby achieving both 100% precision and 100% recall.

     In addition, due to the dynamic nature of the Internet, the retrieval of up-to-date information and stock prices has become another key factor for the evaluation of financial websites. To bring current information to the user, the Company's employees will use technology to refresh its entire database, excluding data from third parties, no less frequently than every four weeks, while regularly updating with new information and research reports. This enables Nichi Money to deliver accurate, relevant and up-to-date search results.


     Nichi Money's quote/search engine is able to recognize proper nouns and analyze keyword proximity. A request using the Fund Symbol Guide for 'Fidelity Magellan' will return that specific fund name and symbol.


ADVERTISING MANAGEMENT

     Nichi Money has developed certain proprietary systems for the instantaneous placement of advertisements with targeted audiences on appropriate Nichi Money Web pages. Nichi Money's advertising management systems are capable of presenting real-time advertising that corresponds to a user's inquiry. If certain key words have been purchased by more than one advertiser, the system automatically determines which advertisement is displayed based upon the number of impressions under contract and delivered to date. As part of the Company's proprietary advertising management system, Nichi Money also maintains a database that tracks the number of searches of each word queried by Nichi users, and the number of impressions of each advertisement. This system assists the Company in estimating the number of expected impressions of specific advertisement options marketed by the Company or otherwise sought by advertisers.

                               ADVERTISING SALES





     Advertisements appear on Nichi Money's Web page when a user enters the service, performs a search, browses through the directory or obtains a quote. In order to increase advertising revenues, the Company seeks to hire an ad executive who will organize a direct sales force.


SALES FORCE


     As of December 31, 1996, the Company had no sales representatives. The Company believes that an experienced internal sales force will enable it to better understand and meet advertisers' needs, increase its access to potential advertisers and establish strong relationships with its advertising clients. The Company plans to hire its staff by the end of 1997. In Europe, Asia and Latin America, the Company intends to establish working relationships with international advertising representation firms. No definitive arrangement with any international firms have been reached to date.

ADVERTISING PRODUCTS AND PRICING


     The Company will offer advertisers four main advertising options that may be purchased individually or in packages: general rotation, section pages, keyword and special placement. These options all contain hypertext links to the advertiser's home page. To date, no advertising contracts have been signed.



     (1) General Rotation:



          General rotation advertisements rotate on a random basis through Nichi Money's search result pages. General rotation advertisements are typically sold in blocks of one thousand impressions for a four week period. Currently the base CPM (cost per thousand impressions) is $20 however, the cost varies depending upon the number of impressions purchased.



     (2) Section Pages:


          These advertisements allow advertisers to target an audience with a specific area of interest. Like general rotation advertisements, Section Page advertisements are sold in blocks of impressions for a four week period. Because of the greater selectivity of the audience, current CPMs range from $25 with a rate card CPM of $20 for one million impressions.


     (3) Keyword



          Keyword advertisements are displayed when a user's search contains a particular keyword selected by the advertiser. This option offers the advertiser a highly targeted, self-selected audience. Through its proprietary advertising management system, the Company tracks every word and quote that is queried by Nichi Money's users. The minimum current four week rate card CPM for a keyword is $1,000.



     (4) Special Placement



          Special placement advertisements are displayed on special feature pages, such as 'Company Profiles' and can be customized to the needs of the advertiser. Special placement advertisements include advertisements placed on our newsletter.



TECHNOLOGICAL ADVANTAGES FOR ADVERTISERS


     The online medium offers advertisers the ability to 'narrowcast' their advertisements. For example, mutual fund companies can display their advertisements when a user obtains a mutual fund quote. Nichi Money's technology enables clients to monitor the effectiveness of their advertisements by tracking click-through rates (the number of viewers who click to an advertiser's site). Nichi Money advertising sales representatives will work closely with advertisers to assimilate the data and integrate it into their overall advertising strategy.


                                   MARKETING


     The Company's strategy is to build a brand for Nichi Money through online and trade advertising and promotions. The Company is aggressively marketing its products in websites such as Yahoo!, Webcrawler and CNN's All-Politics Website. In addition, the Company cross-promotes with other content providers through advertising swaps in online media.


                                  COMPETITION

     The market for financial websites is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. In addition, the market for the Company's products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. The Company does not believe this market will support the increasing number of competitors and their products and services. Although the Company believes that the diverse segments of the Internet market may provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments. Accordingly, any failure of the Company to provide product and service offerings that achieve success in the short-term could result in an insurmountable loss in market share and brand acceptance, and could, therefore, have a material adverse and long-term effect upon the Company's business, results of operations and financial condition.

     A number of companies offer competitive products and services addressing certain of the Company's target markets. These companies include Charles Schwab, Quote.Com, Stockmaster.com, The Microsoft Network and Yahoo! Corporation. In addition, the Company competes with metasearch services that allow a user to search the databases of several catalogs and directories simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft, other online services and other providers of other financial Internet products and services who elect to incorporate their own search and retrieval features into their offerings.

     Many of the Company's existing and potential competitors have significantly greater financial, technical and marketing resources than the Company. The Company may also be adversely affected by competition from licensees of its products and technology, current and future advertisers, as well as from its current, future and former content providers. There can be no assurance that the Company's competitors will not develop Internet products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. In addition, the Company competes with online services and other Web site operators as well as traditional off-line media such as print and television for a share of advertisers' total advertising budgets. There can be no assurance that the Company will be able to compete successfully against its future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

                  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret, patent and copyright laws, which afford only limited protection. The Company currently has no United States patent applications pending. There can be no assurance that any applications will be approved when made, or that if issued, such patents will not be challenged, and if such challenges are brought, that such patents will not be invalidated. There can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to do business. The Company has registered and applied for registration for certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company will generally enter into confidentiality agreements with its employees and customers. Litigation may be necessary to protect the Company's proprietary technology. Any such litigation may be time-consuming and costly. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company.



     There have been substantial amounts of litigation in the computer/Internet industry regarding intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights, or that the Company will not counterclaim against any such parties in such actions. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all.


                                   EMPLOYEES


     As of December 31, 1996, the Company had 6 full-time employees. The Company's future performance depends in significant part upon the continued service of Olawande Agunloye, the Company's founder, President, Chief Executive Officer and Chairman of the Board. The Company will provide incentives such as benefits and stock options (which are typically subject to withdrawal over two years) to attract and retain qualified employees. The loss of the services of Mr. Agunloye could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and management personnel.


                              FACILITIES/PROPERTY


     The Company's principal administrative, sales, marketing, and research and development facility is located in approximately 1,100 square feet of space in New York, New York. This facility is leased pursuant to a five year lease through Sylvan Lawrence. The lease expires in the year 2000. The Company believes that its existing facilities are adequate for its current needs and that additional space will be available as needed. There can be no assurance that a system failure at the Company's principal location would not adversely affect the performance of the Company's products and services.

                                   MANAGEMENT
                        EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of December 31, 1996, are as follows:


                          NAME                              AGE           POSITION
---------------------------------------------------------   ---    -----------------------

Olawande A. Agunloye.....................................   24     President and Chairman
                                                                   of the Board
Abraham Tu...............................................   27     Secretary and Director



     Olawande A. Agunloye, founder of the Company, has been a Director of the Company and Chairman of the Board of Directors since February, 1995. Prior to February, 1995, Mr. Agunloye served as a registered representative with J. Gregory & Co. from January 1994 to September 1994. He also served as registered representative with V.T.R. Capital from September 1994 to December 1994. Mr. Agunloye served as a consultant for Nigerian-American Consultants. Prior thereto, Mr. Agunloye attended the International School of Lagos, Nigeria, University of Ife, Oshun State of Nigeria and Pace University. Mr. Agunloye's prior positions are set forth as follows:



                        FIRM NAME                               PERIOD               POSITION HELD
---------------------------------------------------------   ---------------    -------------------------

P.C.M. Securities........................................     02/95 - 05/95    Supervisor
Northeast Securities.....................................     02/95 - 02/95    Supervisor
V.T.R. Capital...........................................     09/94 - 12/94    Senior Portfolio Manager
J. Gregory & Co. ........................................     01/94 - 09/94    Senior Portfolio Manager
F.J.C. Ltd. .............................................     10/93 - 01/94    Manager
University of Ife........................................     10/89 - 10/93    Full Time Student
International School of Lagos............................     10/85 - 10/89    Full Time Student



     Mr. Abraham Tu has been Secretary and a Director of the Company since April, 1997. Prior thereto he was employed at the following firms:



                        FIRM NAME                               PERIOD               POSITION HELD
---------------------------------------------------------   ---------------    -------------------------

Bishop Rosen & Co., New York.............................      11/96 - 4/97    Stockbroker
I.A. Rabinowitz & Co. ...................................      9/94 - 11/96    Stockbroker
J. Gregory & Co. ........................................       5/94 - 9/94    Stockbroker
Commonwealth Associates..................................      9/92 - 12/92    Stockbroker Trainee


     Mr. Tu received a Bachelor of Business Administration in Finance and Economics from Bernard M. Baruch College, City University of New York, in 1991.


     Both Messrs Tu and Agunloye divide their responsibilities between Nichi and Wise Choice. Olawande Agunloye spends 50% of his time handling the affairs of Nichi and approximately 50% with Wise Choice. Mr. Tu spends approximately 25% of his time with Nichi and 75% with Wise Choice. These percentages may depend upon the requirement of Wise Choice and its Company.



     The Company has two directors, Messrs Agunloye and Tu. Each director holds office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Directors of the Company do not receive compensation for services provided as directors. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.


     The Company intends to appoint an Audit Committee which will review and act on and report to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company.


     The Company also intends to appoint a Compensation Committee which will establish salaries, incentives and other forms of compensation for officers and other future employees of the Company and administer incentive compensation and benefit plans if implemented.

                             EXECUTIVE COMPENSATION


     The following table sets forth all cash compensation paid by the Company for 1996 to the Company's Chief Executive Officer. Prior to 1996 Mr. Agunloye was not paid for his services. No executive officer received compensation in excess of $100,000 during either of the last two fiscal years.



     The Company currently has no stock option plan, and no officer has been paid a bonus for fiscal year 1995.



                                                                        SALARY OR OTHER
                                                                            ANNUAL
                   NAME OF INDIVIDUAL                       POSITION     COMPENSATION
---------------------------------------------------------   --------    ---------------

Olawande A. Agunloye.....................................      CEO          $36,693


                          EMPLOYEE STOCK PURCHASE PLAN


     The Company intends to set up an Employee Stock Purchase Plan for its future employees and to set aside 200,000 shares for this purpose.


            EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


     The Company currently does not have any employment agreements with its employees. Terms of employment agreements will be determined by a compensation committee to be formed after the successful completion of its initial public offering.



                 CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS



     Olawande Agunloye was involved in the founding and organization of the Company and may be considered a promoter of the Company. Mr. Agunloye received 3,728,067 shares of the Company's Common Stock as his share of the consideration paid by the Company for its acquisition of the Internet financial services business of Wise Choice. Mr. Agunloye acquired his shares of Wise Choice on February 16, 1995, for an aggregate payment of $75,000.



     Mr. Agunloye has given shares of Common Stock of the Company effective June 1, 1996 to certain individuals. See 'Recent Sales of Unregistered Securities.'



     The Company was formed in New York in April 1996. Effective April 2, 1997, the Company acquired all of the assets, goodwill and liabilities of the internet financial services business of Wise Choice Discount Brokerage, Inc. ['Wise Choice'], in exchange for 3,793,802 shares of Common Stock which were distributed to the shareholders of Wise Choice. As explained in Note 1 to the Financial Statements, the financial statements of the Company reflects historical amounts at which the assets and liabilities are shown and the historical operations of the transferred business from its inception [February 16, 1995]. Except as the context otherwise requires, the term 'Company' refers to both Nichi Capital, Ltd. and the acquired business.


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1996, as adjusted to reflect the sale of the shares offered hereby, (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and the Chief Executive Officer of the Company and (iii) by all directors and executive officers of the Company as a group. Unless otherwise indicated below, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.



                                                                                         SHARES BENEFICIALLY
                                                                                        OWNED AFTER OFFERING
                                                       SHARES BENEFICIALLY     ---------------------------------------
                                                          OWNED PRIOR TO                         PERCENT ASSUMING
                                                             OFFERING                       --------------------------
                                                       --------------------                   MINIMUM        MAXIMUM
                  BENEFICIAL OWNER                      SHARES      PERCENT     SHARES      SHARES SOLD    SHARES SOLD
----------------------------------------------------   ---------    -------    ---------    -----------    -----------

Olawande A. Agunloye(1).............................   3,497,389      92.0%    3,497,389        79.5%          62.5%
Abraham Tu(1).......................................      45,650       1.2        45,650         1.0             .8
All executive officers and directors as a group (2
  persons)..........................................   3,543,039      93.2     3,543,039        80.5           63.7


------------


(1) Messrs Agunloye's and Tu's business address is 150 Nassau Street, New York, New York 10038.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company upon the closing of this Offering will consist of 15,000,000 shares of Common Stock, one cent par value.



     As of July 15, 1997, the Company had issued 3,799,672 shares of Common Stock. All shares were issued and outstanding held of record by 28 shareholders. There will be 4,399,672 and 5,599,672 shares of Common Stock outstanding after giving effect to the sale of the minimum and maximum shares of Common Stock respectively offered hereby.



     The holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available thereof. See 'Dividend Policy.' In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and non-assessable.



                     LIMITED LIABILITY AND INDEMNIFICATION



     As permitted by the New York Business Corporation Law ('BCL'), the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the BCL, no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty in such capacity. Such provision does not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that its acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law or that he personally gained in fact a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL, or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable. In addition, under the Restated Certificate of Incorporation, the Company has agreed to indemnify its officers, directors, employees and agents to the fullest extent permitted by the BCL against actions that may arise against them in such capacities, and to advance expenses in connection with any such actions.

                          TRANSFER AGENT AND REGISTRAR



     The Transfer Agent and Registrar for the Common Stock is the Bank of New York.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of this Offering, the Company will have outstanding an aggregate of 5,595,302 shares of Common Stock assuming the sale of the maximum number of shares offered. Of these outstanding shares of Common Stock, the 1,800,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by an 'affiliate' of the Company, as that term is defined in Rule 144 under the Securities Act (an 'Affiliate'). The remaining 3,795,302 shares of Common Stock existing are 'restricted securities' as that term is defined in Rule 144 under the Act.



     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on a national quotation system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


                              PLAN OF DISTRIBUTION


     The Company is offering a minimum of 600,000 shares and a maximum of 1,800,000 shares of Common Stock at a purchase price of $5.00 per share.



     The proceeds from the sale of shares will be held in an Escrow Account at Citibank, NA until a minimum of 600,000 shares have been sold. If at least 600,000 shares are not sold by 180 days from the date of this Prospectus, the proceeds received from investors will be promptly refunded to the investors in full without interest thereon and or deduction of any kind therefrom. Until the proceeds from the sale of at least 600,000 shares are deposited in escrow investors will not be security holders nor able to demand return of their subscription proceeds.



     The Company's common stock will trade on the Niphix System ('System') under the trading symbol 'Nichi.' Niphix System ('System') is a proprietary electronic broker-dealer trading system operated by Niphix Investment, Inc., a broker-dealer registered with the Commission under Section 15(b) of the Exchange Act and a member of NASD. Niphix is an introducing broker-dealer, clearing its transaction with Computer Clearing Services, Inc., ('the Clearing Broker') a clearing broker who is a participant with National Securities Clearing Corporation.



     The system is designed to facilitate the offering and subsequent trading among investors of the equity and fixed income securities of small businesses. The securities offered and sold on the System will be exempt from registration pursuant to Regulation A under the Securities Act or registered on Form SB-1 or SB-2 of the Securities Act available to small business issuers. The system is an electronic dial-up computer system and serves an electronic medium for the furnishing by the issuers of disclosure and related documents. Issuers offering circulars or prospectuses under Regulation A exemption or pursuant to a registration on SB-1 or SB-2, respectively, are available to investors on the System.

     Investors trading on the System are customers of Niphix and their accounts are carried by the Clearing Broker. All investors deposit sufficient funds into their account to cover every trade that they propose to make on the System.



     All purchasers' checks should be made payable to 'Nichi Capital, Ltd. -- Escrow Account.' Certificates evidencing Common Stock will be issued to purchasers only if the proceeds from the sale of at least 600,000 shares are actually deposited in escrow and released to the Company pursuant to the Escrow Agreement. Until such time as the proceeds are actually received by the Company and the certificates delivered to the purchasers thereof, such purchasers will be deemed subscribers and not security holders of the Company. During the selling period, purchasers will have no right to demand return of their subscription proceeds. If the minimum proceeds are successfully obtained, the Offering will be continued until completed, until the maximum period of the Offering has elapsed or until the Offering is terminated by the Company, whichever occurs first.




                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the firm of Loselle Greenawalt Kaplan & Blair and Leon
B. Lipkin, Esq.


                                    EXPERTS


     The audited financial statements of Nichi Capital, Ltd. at December 31, 1995 and 1996, appearing in this Prospectus and Registration Statement have been included herein in reliance upon the report of Weinick, Sanders & Co., LLP, independent certified public accountants, whose report thereon appears elsewhere in this prospectus and upon the authority of said firm as experts in Accounting and Auditing.


                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission public reference facilities at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of such material may also be obtained upon payment of certain fees prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 JUNE 30, 1997


                                     INDEX


                                                                                                             PAGE
                                                                                                          -----------

Independent Accountants' Report........................................................................           F-2
Balance Sheets as at June 30, 1997 (Unaudited), December 31, 1996 and 1995.............................           F-3
Statement of Operations
     For the Six Months Ended June 30, 1997 and 1996 (Unaudited); For the Year Ended December 31, 1996;
      For the Period from February 16, 1995 (Inception) to December 31, 1995; Cumulative For the Period
      February 16, 1995 (Inception) to June 30, 1997 (Unaudited).......................................           F-4
Statement of Stockholders' Equity (Capital Deficiency)
     For the Six Months Ended June 30, 1997 and 1996 (Unaudited); For the Year Ended December 31, 1996;
      For the Period from February 16, 1995 (Inception) to December 31, 1995...........................           F-5
Statement of Cash Flows
     For the Six Months Ended June 30, 1997 (Unaudited); For the Year Ended December 31, 1996; For the
      Period from February 16, 1995 (Inception) to December 31, 1995; Cumulative For the Period
      February 16, 1995 (Inception) to June 30, 1997 (Unaudited).......................................           F-6
Notes to Financial Statements..........................................................................     F-7 - F-9

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders
NICHI CAPITAL, LTD.


     We have audited the accompanying balance sheets of Nichi Capital, Ltd. (A Development Stage Enterprise) as at December 31, 1996 and December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996, for the period from February 16, 1995 (Inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nichi Capital, Ltd., as at December 31, 1996 and December 31, 1995 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from February 16, 1995 (Inception) to December 31, 1996 in conformity with generally accepted accounting principles.



     As discussed in Note 1, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 1996, the Company has a working capital deficiency of $158,925 and a stockholders' deficiency of $93,050. In addition, the Company has incurred losses from inception to December 31, 1996. These conditions raise substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                          WEINICK, SANDERS & CO. LLP



New York, N.Y.
March 21, 1997
  (Except for Note 1 as to which the
  date is April 2, 1997, Note 5 as to
  which the date is August 4, 1997,
  and Note 6 for which the dates are
  July 25, 1997 and August 11, 1997)

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS


                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                               1996         1995
                                                                               JUNE 30,      ---------    --------
                                                                              -----------
                                                                                 1997
                                                                              -----------
                                                                              (UNAUDITED)

                                  ASSETS
Current assets:
     Cash..................................................................    $  74,490     $  --        $  2,887
     Prepaid expenses......................................................          671           900         900
                                                                              -----------    ---------    --------
          Total current assets.............................................       75,161           900       3,787
                                                                              -----------    ---------    --------
Property and equipment -- net of accumulated depreciation (Note 3).........       59,824        66,327      36,091
                                                                              -----------    ---------    --------
Other assets:
     Deferred offering costs...............................................       16,448        --           --
     Organization costs -- net of accumulated amortization of $4,499,
       $3,535 and $1,607, respectively (Note 3)............................        5,141         6,105       8,033
                                                                              -----------    ---------    --------
          Total other assets...............................................       21,589         6,105       8,033
                                                                              -----------    ---------    --------
                                                                               $ 156,574     $  73,332    $ 47,911
                                                                              -----------    ---------    --------
                                                                              -----------    ---------    --------

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
     Cash overdraft........................................................    $  --         $      27    $  --
     Accounts payable......................................................      142,723       144,223      13,146
     Notes payable -- stockholders (Notes 5)...............................      103,300        --           --
     Capital lease obligations -- current portion (Note 7).................        8,300         7,627       7,210
     Accrued expenses and other current liabilities........................          948         7,948       1,751
                                                                              -----------    ---------    --------
          Total current liabilities........................................      255,271       159,825      22,107
                                                                              -----------    ---------    --------
Capital lease obligations -- less current maturities (Notes 7).............        5,196         6,557      11,764
                                                                              -----------    ---------    --------
Commitment (Note 6)........................................................       --            --           --
Stockholders' equity (deficiency) (Notes 1 and 6):
     Common stock -- $.01 par value
          Authorized -- 15,000,000 shares
          Issued and outstanding shares -- 3,795,302, 3,793,802 and
            3,765,728 shares, respectively.................................       37,953        37,938      37,658
          Additional paid-in capital.......................................      244,903       203,946      70,342
          Deficit accumulated in the development stage.....................     (386,749)     (328,934)    (93,960)
          Stock subscriptions receivable...................................       --            (6,000)      --
                                                                              -----------    ---------    --------
               Total stockholders' equity (deficiency).....................     (103,893)      (93,050)     14,040
                                                                              -----------    ---------    --------
                                                                               $ 156,574     $  73,332    $ 47,911
                                                                              -----------    ---------    --------
                                                                              -----------    ---------    --------


                       See notes to financial statements.

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS


                                                                                                         CUMULATIVE
                                                                                     FOR THE PERIOD    FOR THE PERIOD
                                                                                      FEBRUARY 16,      FEBRUARY 16,
                                             FOR THE SIX MONTHS       FOR THE             1995              1995
                                               ENDED JUNE 30,        YEAR ENDED      (INCEPTION) TO    (INCEPTION) TO
                                            ---------------------   DECEMBER 31,      DECEMBER 31,        JUNE 30,
                                              1997         1996         1996              1995              1997
                                            --------     --------   ------------     --------------    --------------
                                                 (UNAUDITED)                                            (UNAUDITED)

Revenue.................................    $  --        $  --       $    9,101         $  4,542         $   13,643
                                            --------     --------   ------------     --------------    --------------
Costs and expenses:
     Consulting --
       officer/stockholder..............      26,894        2,500        36,693          --                  63,587
     Advertising (Note 1)...............       4,000       30,897        60,479            1,448             65,927
     Depreciation and amortization......       7,467        7,781        13,936            4,623             26,026
     Other general and administrative
       expenses (Note 4)................      19,454       40,502       132,967           92,431            244,852
                                            --------     --------   ------------     --------------    --------------
          Total costs and expenses......      57,815       81,680       244,075           98,502            400,392
                                            --------     --------   ------------     --------------    --------------
Net loss................................    $(57,815)    $(81,680)   $ (234,974)        $(93,960)        $ (386,749)
                                            --------     --------   ------------     --------------    --------------
                                            --------     --------   ------------     --------------    --------------
Net loss per common share...............    $(0.02)      $(0.02)      $(0.06)           $(0.03)
                                            --------     --------   ------------     --------------
                                            --------     --------   ------------     --------------
Weighted average number of common shares
  outstanding (Note 5)..................    3,795,152    3,770,379    3,781,978        3,748,322
                                            ---------    ---------    ---------        ---------
                                            ---------    ---------    ---------        ---------


                       See notes to financial statements.

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
             STATEMENT OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
         FOR THE PERIOD FEBRUARY 16, 1995 (INCEPTION) TO JUNE 30, 1997



                                                COMMON STOCK                      DEFICIT                        TOTAL
                                             -------------------                ACCUMULATED                  STOCKHOLDERS'
                                              NUMBER               ADDITIONAL     IN THE         STOCK          EQUITY
                                                OF                  PAID-IN     DEVELOPMENT   SUBSCRIPTION     (CAPITAL
                                              SHARES     AMOUNT     CAPITAL        STAGE       RECEIVABLE     DEFICIENCY)
                                             ---------   -------   ----------   -----------   ------------   -------------

Balance at February 16, 1995 (inception)...     --       $ --       $ --         $  --           $--           $ --
Common stock issued for cash...............  3,765,728    37,658      70,342        --           --              108,000
Net loss for the period February 16, 1995
  (inception) to December 31, 1995.........     --         --         --           (93,960)      --              (93,960)
                                             ---------   -------   ----------   -----------   ------------   -------------
Balance at December 31, 1995...............  3,765,728    37,658      70,342       (93,960)      --               14,040
Common stock isued for cash................     27,774       277     127,607        --           --              127,884
Common stock subscribed....................        300         3       5,997        --           (6,000)
Net loss for the year ended December 31,
  1996.....................................     --         --         --          (234,974)      --             (234,974)
                                             ---------   -------   ----------   -----------   ------------   -------------
Balance at December 31, 1996...............  3,793,802    37,938     203,946      (328,934)      (6,000)         (93,050)
Cash received on stock subscription
  receivable...............................     --         --         --            --            6,000            6,000
Common stock issued for cash...............      1,500        15      29,985        --           --               30,000
Net loss for the six months ended June 30,
  1997.....................................     --         --         --           (57,815)      --              (57,815)
Capital contribution made by stockholder...     --         --         10,972        --           --               10,972
                                             ---------   -------   ----------   -----------   ------------   -------------
Balance at June 30, 1997 (Unaudited).......  3,795,302   $37,953    $244,903     ($386,749)      $--           ($103,893)
                                             ---------   -------   ----------   -----------   ------------   -------------
                                             ---------   -------   ----------   -----------   ------------   -------------


                       See notes to financial statements.

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS



                                                                                                              FOR THE
                                                                                                             CUMULATIVE
                                                                                    FOR THE PERIOD             PERIOD
                                                                                      FEBRUARY 16            FEBRUARY 16
                                                      FOR THE SIX       FOR THE          1995                   1995
                                                      MONTHS ENDED    YEAR ENDED    (INCEPTION) TO         (INCEPTION) TO
                                                        JUNE 30,      DECEMBER 31,   DECEMBER 31,           JUNE 30, 1997
                                                          1997           1996            1995                   1997
                                                      ------------    ------------  --------------         --------------
                                                      (UNAUDITED)                                            UNAUDITED
Cash flows from operating activities:
     Net loss......................................    $  (57,815)     $ (234,974)      $  (93,960)       $ (386,749)
                                                      ------------    ------------    --------------    --------------
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Depreciation and amortization.................         7,467          13,936            4,623            26,026
Increase (decrease) in cash flows as a result of
  changes in asset and liability account balances:
     Prepaid expenses..............................           229         --                  (900)             (671)
     Accounts payable..............................        (1,500)        131,077           13,146           142,723
     Accrued expenses and other current
       liabilities.................................        (7,000)          6,197            1,751               948
                                                      ------------    ------------    --------------    --------------
          Total adjustments........................          (804)        151,210           18,620           169,026
                                                      ------------    ------------    --------------    --------------
Net cash used in operating activities..............       (58,619)        (83,764)         (75,340)         (217,723)
                                                      ------------    ------------    --------------    --------------
Cash flows from investing activities:
     Purchase of property and equipment............       --              (42,244)         (39,107)          (81,351)
     Organization costs............................       --              --                (9,640)           (9,640)
                                                      ------------    ------------    --------------    --------------
Net cash used in investing activities..............       --              (42,244)         (48,747)          (90,991)
                                                      ------------    ------------    --------------    --------------
Cash flows from financing activities:
     Cash overdraft................................           (27)             27          --                --
     Proceeds from sale of common stock............        30,000         127,884          108,000           265,884
     Increase (decrease) in capital leases.........          (688)         (4,790)          18,974            13,496
     Deferred offering costs.......................       (16,448)        --               --                (16,448)
     Proceeds from notes payable to stockholders...       103,300         --               --                103,300
     Payment of stock subscriptions receivable.....         6,000         --               --                  6,000
     Capital contributions by stockholder..........        10,972         --               --                 10,972
                                                      ------------    ------------    --------------    --------------
Net cash provided by financing activities..........       133,109         123,121          126,974           383,204
                                                      ------------    ------------    --------------    --------------
Net increase (decrease) in cash....................        74,490          (2,887)           2,887            74,490
Cash at beginning of period........................       --                2,887          --                --
                                                      ------------    ------------    --------------    --------------
Cash (overdraft) at end of period..................    $   74,490      $  --            $    2,887        $   74,490
                                                      ------------    ------------    --------------    --------------
                                                      ------------    ------------    --------------    --------------
Supplemental Schedule of Non-cash investing and
  financing activities:
     Issuance of common stock for subscription
       receivable..................................    $  --           $    6,000       $  --             $    6,000
                                                      ------------    ------------    --------------    --------------
                                                      ------------    ------------    --------------    --------------


                       See notes to financial statements.

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
       DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
    (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 IS
                                   UNAUDITED)


NOTE 1. BASIS OF PRESENTATION, DEVELOPMENT STAGE ENTERPRISE.

(A) BASIS OF PRESENTATION:

     Nichi Capital, Ltd. (the 'Company') began business on February 16, 1995 as a division of Wise Choice Discount Brokerage, Inc. ('Wise Choice') a company related through common ownership and control. The Company was later incorporated on April 22, 1996 under the laws of the State of New York to develop and provide branded comprehensive web-based financial services which is designed to help users access and personalize the resources of the Internet.


     Effective April 22, 1996, the Company acquired the assets, goodwill and liabilities of Wise Choice in exchange for 3,793,802 shares of the Company's common stock. On April 2, 1997 such common stock was distributed to the stockholders of Wise Choice. The accompanying financial statements of the Company reflect historical cost basis in assets and liabilities and the historical operations of the transferred business retroactive to February 16, 1995, its inception. Except as the context otherwise requires the term 'Company' refers both to Nichi Capital, Ltd. and the acquired business.


(B) DEVELOPMENT STAGE ENTERPRISE:

     From inception through June 30, 1997, the Company's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of agreements with various exchanges for stock quote information. All costs were expensed as incurred during the development stage.

     As a result of the start-up nature of its business, the Company has and can be expected in the future to sustain substantial operating expenses without generating sufficient revenues to cover operating costs. That matter raises substantial doubt as to the Company's ability to continue as a going concern. Management believes that sufficient revenues can be achieved through the implementation of its plan, the objective of which is to establish itself as a dominant, branded financial services provider on the Internet in order to reach the greatest audience. The Company seeks to build a high volume of traffic on its services to provide a preferred platform for content providers and advertisers to reach their target audiences.

     To achieve its objective, the Company intends to (i) enhance the attractiveness of its service to users through the addition of new features and functionality; (ii) develop and license innovative technologies which can differentiate its service and scale with the growth of the Internet; (iii) offer advertisers high impact, innovative advertising products; (iv) distribute its service widely through software companies, access providers and others; and (v) form relationships with leading third party content providers.

     The implementation of this plan is, according to management, dependent on, among other things, a successful proposed public offering of its common stock. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.


(C) INTERIM FINANCIAL STATEMENTS:



     The balance sheet as of June 30, 1997 and the related statements of operations, stockholders' equity and cash flows for the six month period ended June 30, 1997 and 1996, are unaudited. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited six month periods ended June 30, 1997

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
       DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
    (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 IS
                                   UNAUDITED)



and 1996 are not necessarily indicative of the results which may be expected for the entire 1997 and 1996 fiscal years.



(D) ADVERTISING:



     The Company expenses advertising costs as incurred.



(E) INCOME TAXES:



     At December 31, 1996, the Company has a deferred tax asset arising primarily from a net operating loss carry-forward of approximately $55,000 available to reduce future taxable income, which expires through the year 2011. Since management estimates that it is not likely that the Company will be able to utilize this asset in the future, it has been fully reserved.


NOTE 2. OFFERING PLAN.


     The Company plans to offer for sale to the public a minimum of 600,000 shares and a maximum of 1,800,000 shares of its common stock at $5 per share.


NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

(A) USES OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(B) PROPERTY AND EQUIPMENT:


     The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. Upon sale or retirement, the related costs and accumulated depreciation are eliminated from the accounts and gains or losses are reflected in income. Repairs and maintenance expenditures which do not extend asset lives are charged to income as incurred.



     The major classifications of property and equipment at December 31, 1996 and May 31, 1997 (unaudited) are as follows:



                                                                               DECEMBER 31,
                                                                                   1996        USEFUL LIVES
                                                                 JUNE 30,      ------------    ------------
                                                                   1997
                                                                -----------
                                                                (UNAUDITED)

Furniture and fixtures.......................................     $ 1,061        $  1,061         5 years
Computers....................................................      66,955          66,955         5 years
Telephone system.............................................      13,335          13,335         5 years
                                                                -----------    ------------    ------------
                                                                   81,351          81,351
Less: Accumulated depreciation...............................      21,527          15,024
                                                                -----------    ------------    ------------
                                                                  $59,824        $ 66,327
                                                                -----------    ------------    ------------
                                                                -----------    ------------    ------------


NOTE 4. RELATED PARTY TRANSACTIONS.


     The Company sublet a portion of its operating facility to Wise Choice, on a month to month basis. Sublease rental income of $4,200 and $1,050 is included in other general and administrative expenses in

                              NICHI CAPITAL, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
       DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
    (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 IS
                                   UNAUDITED)



the accompanying statement of operations for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.



NOTE 5. BRIDGE FINANCING.



     During the six months ended June 30, 1997 (9) nine stockholders loaned the Company an aggregate of $103,300. Such loans bear interest at 10% per annum and are payable on the earlier of (i) ninety days from the loans inception or (ii) a successful offering of the Company's common stock to the public. Under the terms of the agreement, the noteholders have an option to convert the debt into stock at the offering price upon the effective date of an initial public offering.



NOTE 6. STOCKHOLDERS' EQUITY.



(A) CAPITAL STOCK:



     The Board of Directors of the Company approved stock splits of 3 shares for each share outstanding on February 16, 1996, 3 shares for each 2 shares outstanding on October 31, 1996 and 1 share for each 2 shares on August 11, 1997. The accompanying financial statements retroactively reflect these two stock splits as if they had occurred at the inception of the Company.



     On February 16, 1995, the Company issued 3,732,945 shares of its $.01 per value Common Shares (the 'Common Shares') to Olawande Agunloye, its President and founding stockholder for $75,000 in cash.



     During 1995, the Company sold 32,783 Common Shares to fourteen (14) investors for cash consideration aggregating $33,000.



     During 1996, the Company sold 27,774 Common Shares to twenty (20) investors for cash consideration aggregating $127,884.



     During December 1996, three (3) investors subscribed for 300 Common Shares at a price of $20 per share. Such shares were paid for in February 1997.



     During May 1997, the Company sold 1,500 common shares to two (2) investors for cash consideration aggregating $30,000.



     On July 25, 1997, the Company sold 3,620 shares of its common stock to an officer/director and 750 shares to his brother for aggregate cash consideration aggregating $43,700.



(B) CAPITAL CONTRIBUTION:



     During the six months ended June 30, 1997, the Company's majority stockholder contributed $10,972 to the Company as additional paid-in capital.

__________________________________            __________________________________





     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                     ----

Prospectus Summary................................      2
Risk Factors......................................      5
Use of Proceeds...................................
Dividend Policy...................................     11
Capitalization....................................     12
Dilution..........................................     13
Selected Financial Data...........................     14
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.............     15
Business Strategy.................................     20
Management........................................     28
Principal Shareholders............................
Certain Transaction and Related Transactions......     29
Description of Capital Stock......................     30
Shares Eligible For Future Sale...................     31
Plan of Distribution..............................     31
Legal Matters.....................................     32
Experts...........................................     32
Additional Information............................     32
Index to Financial Statements.....................    F-1


                            ------------------------


     UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


__________________________________            __________________________________

__________________________________            __________________________________


                                1,800,000 SHARES
                               NICHI CAPITAL LTD.
                                  COMMON STOCK



                             ----------------------
                                   PROSPECTUS
                             ----------------------
                                     , 1997


__________________________________            __________________________________

                                  COMMON STOCK
                                   PROSPECTUS
                                    PART II



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     The Company has adopted provisions in its Restated Articles of Incorporation that limit the liability of directors in certain instances. As permitted by the New York General Corporation Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders
(i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was, or should have been, aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the New York General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company. No claim or litigation is currently pending against the Company's directors that would be affected by the limitation of liability.



     The Company's Restated Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and may indemnify its officers to the full extent permitted by New York law. The Company has entered into separate indemnification agreements with its directors and officers, which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. To the extent the Company may be required to make substantial payments under the indemnification agreements that are not covered by insurance, the Company's available cash and shareholder's equity would be adversely affected.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.



SEC Registration fee.......................................................   $2,727
Printing and engraving.....................................................   $
Legal fees and expenses of the Company.....................................   $
Accounting fees and expenses...............................................   $
Blue sky fees and expenses.................................................   $
Miscellaneous..............................................................   $
                                                                              ------
     Total.................................................................   $
                                                                              ------



------------



* To be completed by amendment



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



     Effective April 22, 1996, the Company acquired certain of the assets, goodwill and liabilities by Wise Choice from Olawande Agunloye, the Company's Chief Executive Officer in exchange for 3,795,302 shares of the Company's Common Stock.

     Effective July 27, 1997, 3,799,672 shares of Common Stock were sold by the Company or given without consideration by Olawande Agunloye to the following:



                                                                      SHARES RECEIVED
                                                                            FROM
                                              SHARES PURCHASED       OLAWANDE AGUNLOYE          TOTAL OWNED
                                            ---------------------    ------------------    ---------------------
            SHAREHOLDER NAME                    #         AMOUNT        #        AMOUNT        #         AMOUNT
-----------------------------------------   ---------    --------    --------    ------    ---------    --------

Jokotade Agunloye........................           0    $      0         900      $0            900    $      0
Olawande Agunloye........................   3,758,528      86,012    (261,139)      0      3,497,389      86,012
George & Angela Becharas.................         450       2,000       1,350       0          1,800       2,000
Joe Bellacomo............................         562       2,500       1,687       0          2,249       2,500
Adrienne Blue............................         450       2,000       1,350       0          1,800       2,000
Robert Boschert..........................         225       1,000         675       0            900       1,000
Raymond Brubaker.........................       2,250      10,000       6,750       0          9,000      10,000
Dana Bruno...............................       6,300      28,000      30,150       0         36,450      28,000
Marie Cappiello..........................       1,350       6,000       4,050       0          5,400       6,000
Carl & Ethel Carlzen.....................       4,800      26,000      18,600       0         23,400      26,000
Theobaldo Delorenzo......................       1,175       6,000       4,225       0          5,400       6,000
Edwin Der................................       2,250      10,000       6,750       0          9,000      10,000
Aristeshoma M. Dodoh.....................           0           0      20,430       0         20,430           0
Daniel Dragonetti........................       1,800       8,000       5,400       0          7,200       8,000
Ernest Focht.............................       4,600      22,000      15,200       0         19,800      22,000
James Foxhall............................         450       2,000       1,350       0          1,800       2,000
J.P.H. Freeman...........................         225       1,000         675       0            900       1,000
Tenny Hassan.............................           0           0      68,500       0         68,500           0
Boiajl Hassan............................           0           0       9,000       0          9,000           0
Stuart Lucas.............................         747       4,444       3,253       0          4,000       4,444
Norman Roth..............................         653       2,900       1,956       0          2,609       2,900
Joan-Ann Sam.............................         225       1,000         675       0            900       1,000
Joseph & Maxine Stephens.................       1,125       5,000       3,375       0          4,500       5,000
Willie Taylor............................       1,125       5,000       3,375       0          4,500       5,000
Delbert Torno............................       1,250       7,500       5,500       0          6,750       7,500
Abraham Tu...............................       7,333      70,200      38,316       0         45,649      70,200
Anthony Tu...............................       1,125      15,000       5,625       0          6,750      15,000
Kim Weeks................................         337       1,500       1,011       0          1,348       1,500
Sabrina Williams.........................         337       1,500       1,011       0          1,348       1,500
                                                                                   --
                                            ---------    --------    --------              ---------    --------
                                            3,799,672    $326,556           0      $0      3,799,672    $326,556
                                            ---------    --------    --------      --      ---------    --------
                                            ---------    --------    --------      --      ---------    --------


     During 1997 the Company issued promissory notes in the aggregate principal amount of $220,300 to the following individuals:



DATE                                    NOTE HOLDERS                                 AMOUNT
---------  ----------------------------------------------------------------------   --------

06/24/97   Steven Alterman(*)....................................................   $ 25,000
07/02/97   Hardsoft Solutions(*).................................................     25,000
06/25/97   Leon Messer(*)........................................................     50,000
07/02/97   Roy Peterson(*).......................................................     25,000
07/15/97   Dennis Walker(*)......................................................      2,000
07/11/97   Joel Celestion(*).....................................................     10,000
07/14/97   Thomas Connelly(*)....................................................      5,000
07/23/97   Eileen Carvilli/Ariea Higmann(*)......................................      5,000
07/28/97   Thomas Green(*).......................................................     20,000
08/04/97   Antonio Afonso(*).....................................................     12,500
08/04/97   Paul Ragosta(*).......................................................     12,500
04/16/97   Carl Cartzen..........................................................      6,000
04/14/97   Theobaldo DeLofenzo...................................................      2,000
04/01/97   Edwin Des.............................................................      6,000
05/28/97   Josephine & Maxine Stephens...........................................      6,000
04/14/97   Daniel Dragonetti.....................................................      1,000
04/21/97   Ernest Focht..........................................................      6,000
06/30/97   Abraham Tu............................................................      1,300
                                                                                    --------
                                                                                    $220,300
                                                                                    --------
                                                                                    --------



------------



* These individuals were also offered the option to convert their debt into shares of Common Stock of the Company at the initial offering price of this Offering.



     The issuances of the securities were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.



ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



EXHIBIT NO.                                                  DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------



    1.1       -- Escrow agreement between Citibank, NA and the Company dated August 22, 1997.
    3.1*      -- Certificate of Incorporation of Registrant filed in the Department of State of New York on April 22,
                 1996; Certificate of Amendment of the Certificate of Incorporation of Registrant filed in the Department of State of New York on May 16, 1996
    3.1       -- Restated Articles of Incorporation of the Registrant filed with the Department of State of New York on
                 October 2, 1997
    3.2*      -- Bylaws of the Registrant
    5.1       -- Opinion and consent of Loselle Greenawalt Kaplan & Blair and Leon B. Lipkin, Esq.
   10.1*      -- Asset Transfer Agreement (Reorganization Agreement) dated as of April 2, 1997 between the Company and
                 Wise Choice Discount Brokerage, Inc.
   10.2       -- Lease Agreement relating to premises at 150 Nassau Street, New York dated February 8, 1995 and
                 Modification thereto dated January, 1997 between the Company and Lancet 150 Nassau LP
   10.3**     -- Bond Quotation Dissemination Service Vendor Agreement between The Nasdaq Stock Market, Inc. and the
                 Company.
   10.4**     -- NQDS Information Vendor agreement between The Nasdaq Stock Market, Inc and the Company.
   10.5**     -- The Nasdaq Stock Market, Inc. Vendor Agreement for level 1 Service and Last Sale Service, between The
                 Nasdaq Stock Market, Inc. and the Company.

EXHIBIT NO.                                                  DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------
   10.6**     -- Agreement made as of the 15th day of April 1996, between the Company and the New York Stock Exchange,
                 Inc.
   10.7*      -- Agreement dated August 1, 1996, between the Company and Wise Choice Discount Brokerage, Inc.
   10.8**     -- Form of Transfer Agency agreement between the Bank of New York and the Company
   10.9       -- Issuer Agreement between Niphix Investment, Inc., and the Company dated August 30, 1997
   23.1       -- Consent of Weinick, Sanders & Co., LLP
   23.2       -- Consent of Loselle Greenawalt Kaplan & Blair and Leon B. Lipkin, Esq. (included in Exhibit 5.1)


------------

*  Previously filed.

** To be supplied by amendment.


ITEM 28. UNDERTAKINGS



     The Company hereby undertakes to provide to the shareholders certificates in such denominations and registered in such names as required by the Escrow Agent to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the New York Corporation Law, the Articles of Incorporation or the Bylaws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it is declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 2nd day of October, 1997.



                                                   NICHI CAPITAL, LTD.
                                          By:      /s/  OLAWANDE A. AGUNLOYE
                                             ..................................
                                              OLAWANDE A. AGUNLOYE, PRESIDENT



     In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                      TITLE                              DATE
------------------------------------------  --------------------------------------------   -------------------

         /s/ OLAWANDE A. AGUNLOYE           President, Chief Executive Officer &             October 2, 1997
 .........................................    Director
          (OLAWANDE A. AGUNLOYE)

              /s/ ABRAHAM TU                Secretary, Chief Financial Officer, Chief        October 2, 1997
 .........................................    Accounting Officer &
               (ABRAHAM TU)                   Director

                        STATEMENT OF DIFFERENCES

The dagger symbol shall be expressed as........................  'D'
The double dagger symbol shall be expressed as................. 'DD'
The degree symbol shall be expressed as........................ [d]